Exhibit 6.12

LOAN AND SECURITY AGREEMENT

KEYSTONE SOLUTIONS, INC.

AOC KEY SOLUTIONS, INC.

and

SANDY SPRING BANK

Dated as of August 11, 2016

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5.5.	Governmental Consent	26
5.6.	Taxes	26
5.7.	Financial Statements	26
5.8.	Full Disclosure	26
5.9.	Subsidiaries	26
5.10.	Investments, Guarantees, Contracts, etc.	26
5.11.	Government Regulations, etc.	27
5.12.	Business Interruptions	28
5.13.	Names and Intellectual Property	28
5.14.	Other Associations	28
5.15.	Environmental Matters	28
5.16.	Regulation O	29
5.17.	Capital Stock	29
5.18.	Solvency	29
5.19.	Perfection and Priority	29
5.20.	Commercial Tort Claims	30
5.21.	Letter of Credit Rights	30
5.22.	Deposit Accounts	30
5.23.	Anti-Terrorism Laws	30
5.24.	Debarment	30
5.25.	Government Contracts	31

SECTION VI. BORROWER’S AFFIRMATIVE COVENANTS		31
6.1.	Payment of Taxes and Claims	31
6.2.	Maintenance of Properties and Corporate Existence	31
6.3.	Compliance with Laws	32
6.4.	Business Conducted	32
6.5.	Litigation	33
6.6.	Issue Taxes	33
6.7.	Bank Accounts	33
6.8.	Employee Benefit Plans	33
6.9.	Financial Covenant	33
6.10.	Financial and Business Information	34
6.11.	Officers’ Certificates	35
6.12.	Audits and Inspection	35
6.13.	Tax Returns, Financial Statements and Other Reports	36
6.14.	Information to Participant	36
6.15.	Material Adverse Developments	36
6.16.	Places of Business	36
6.17.	Commercial Tort Claims	36
6.18.	Letter of Credit Rights	36
6.19.	Government Contract Notices	37
6.20.	Contract Assignments	37
6.21.	New Subsidiaries	37

SECTION VII. BORROWER’S NEGATIVE COVENANTS:		38
7.1.	Merger, Consolidation, Dissolution or Liquidation	38
7.2.	Acquisitions	38

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7.3.	Liens and Encumbrances	38
7.4.	Transactions With Affiliates or Subsidiaries	39
7.5.	Guarantees	39
7.6.	Distributions, Bonuses and Other Indebtedness	39
7.7.	Loans and Investments	39
7.8.	Use of Lenders’ Name	39
7.9.	Miscellaneous Covenants	39
7.10.	Jurisdiction of Organization	40

SECTION VIII. DEFAULT		40
8.1.	Events of Default	40
8.2.	Cure	42
8.3.	Rights and Remedies on Default	42
8.4.	Nature of Remedies	44
8.5.	Set-Off	44

SECTION IX. MISCELLANEOUS		44
9.1.	Governing Law	44
9.2.	Integrated Agreement	45
9.3.	Waiver	45
9.4.	Indemnity	45
9.5.	Time	46
9.6.	Expenses of Lender	46
9.7.	Brokerage	46
9.8.	Notices	46
9.9.	Headings	47
9.10.	Survival	47
9.11.	Successors and Assigns	47
9.12.	Duplicate Originals; Counterparts	48
9.13.	Modification	48
9.14.	Signatories	48
9.15.	Third Parties	48
9.16.	Discharge of Taxes, Borrower’s Obligations, Etc.	48
9.17.	Withholding and Other Tax Liabilities	48
9.18.	Consent to Jurisdiction	49
9.19.	Additional Documentation	49
9.20.	Waiver of Jury Trial	49
9.21.	Consequential Damages	49
9.22.	Patriot Act Notice	49
9.23.	Keepwell	50

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LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (“Agreement”) is dated this 11th day of August, 2016, by and among KEYSTONE SOLUTIONS, INC., a Delaware corporation (“Parent”), AOC KEY SOLUTIONS, INC., a Delaware corporation (“AOC”; together with Parent, individually and collectively, “Borrower”), and SANDY SPRING BANK (“Lender”).

RECITALS

A. Borrower desires to establish financing arrangements with Lender and Lender is willing to make loans and extensions of credit to Borrower under the terms and provisions hereinafter set forth.

B. The parties desire to define the terms and conditions of their relationship in writing.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION I. DEFINITIONS AND INTERPRETATION

1.1. Terms Defined: As used in this Agreement, the following terms have the following respective meanings:

Account - All of the “accounts” (as that term is defined in the UCC) of Borrower, whether now existing or hereafter arising.

Account Debtor - Any Person obligated on any Account owing to Borrower.

Advance(s) - Any monies advanced or credit extended to Borrower by Lender under the Revolving Credit, including without limitation, cash advances and the issuance of Letters of Credit.

Advance Request - Section 2.4(d).

Affiliate - With respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) any person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Capital Stock having ordinary voting power for the election of directors (or comparable equivalent) of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Control may be by ownership, contract, or otherwise.

Anti-Terrorism Laws - Any statute, treaty, law (including common law), ordinance, regulation, rule, order, opinion, release, injunction, writ, decree or award of any Governmental Authority relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

Asset Sale - The sale, transfer, lease, license or other disposition by Borrower, or by any Subsidiary of Borrower, to any Person other than another Borrower, of any Property now owned, or hereafter acquired, of any nature whatsoever in any transaction or series of related transactions other than the sale of Inventory in the ordinary course of business. An Asset Sale includes, but is not limited to, a merger, consolidation, division, conversion, dissolution or liquidation.

Assignment of Claims Act - The Federal Assignment of Claims Act, 31 U.S.C. § 3727 et seq., as amended from time to time.

At-Risk Work - Work performed under Government Contracts, or any other contract, (a) for which funds have not been appropriated and allocated, (b) that have not been awarded or (c) for which all required contract documents, including any documents required to modify or renew a contract previously awarded, have not been executed.

Authorized Officer - Any officer (or comparable equivalent) of a Borrower authorized by specific resolution of such Borrower to request Advances or execute Compliance Certificates as set forth in the authorization certificate delivered to Lender substantially in the form of Exhibit “A” attached hereto.

Avon – Avon Road Partners, L.P.

Avon Subordination Agreement – The Subordination Agreement, dated on or about the date hereof, whereby Avon subordinates to the Obligations all Indebtedness owed by Borrower to Avon.

Bank Affiliate - With respect to Lender, any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with Lender. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 25% or more of any class of Capital Stock having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Capital Stock, contract or otherwise.

Bankruptcy Code - Title 11 of the United States Code entitled “Bankruptcy”, as now or hereinafter in effect, or any successor statute.

Berrigan Loan – The loan in the original principal amount of $24,000 made by Parent to Kevin Berrigan (an employee of Borrower) on June 23, 2016.

Blocked Person - Section 5.23.

Borrowing Base - As of the date of determination thereof, an amount equal to the lesser of (i) the Maximum Revolving Credit Amount; or (ii) the sum (without duplication) of (A) eighty percent (80%) of amounts due with respect to Eligible Accounts, minus (B) the unpaid principal amount of the Term Loan (if any), minus (C) such reserves, in such amounts and with respect to such matters, as Lender may deem reasonably proper and necessary from time to time.

Borrowing Certificate - Section 6.10(a)(iii).

Business Day - A day other than Saturday or Sunday when Lender is open for business in Fairfax, Virginia.

Capital Stock - Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all other ownership interests in a Person (including limited liability company membership interests) and any and all warrants or options to purchase any of the foregoing.

Capitalized Lease Obligations - Any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, consistently applied.

Change of Control - The result caused by the occurrence of any event which results in (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Original Holders and Robert Berman, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act), directly or indirectly, of 40% or more of the equity securities of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right or (b) Parent owning, directly or indirectly (beneficially, legally or otherwise) less than eighty five percent (85%) of any class of the issued and outstanding Capital Stock of each Borrower (other than Parent) entitled to vote.

Closing - Section 4.6.

Closing Date - Section 4.6.

Collateral - All of the Property and interests in Property described in Section 3.1 of this Agreement and all other Property and interests in Property that now or hereafter secure payment of the Obligations and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents.

Compliance Certificate - Section 6.11.

Consolidated Net Income - For any period, consolidated net income after taxes of Borrower as such would appear on Borrower’s consolidated statement of income, prepared in accordance with GAAP.

Default - Any event, act, condition or occurrence which with notice, or lapse of time or both, would constitute an Event of Default hereunder.

Disqualified Stock - Any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable for any reason, (ii) is convertible or exchangeable for Indebtedness or Capital Stock that meets the requirements of clauses (i) and (ii), or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Term Loan Maturity Date.

Distribution -

a. Cash dividends or other cash distributions on any now or hereafter outstanding Capital Stock of Borrower;

b. The redemption, repurchase, defeasance or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock; and

c. Any loans or advances (other than salaries), to any shareholder(s), partner(s) or member(s) of Borrower.

Eligible Accounts - All Accounts of Borrower meeting all of the following specifications: (i) the Account is lawfully and exclusively owned by Borrower and subject to no Lien (other than Permitted Liens, if applicable, and Liens granted under this Agreement) and Borrower has the right of assignment thereof and the power to grant a security interest therein; (ii) the Account is valid and enforceable representing the undisputed indebtedness of an Account Debtor not more than ninety (90) days past the original invoice date and does not represent a rebilling; (iii) not more than 50% of the aggregate balance of all Accounts owing from an Account Debtor (other than an Exempt Account Debtor) obligated on the Account are outstanding more than ninety (90) days past their original invoice dates; (iv) the Account is not subject to any defense, set-off, or counterclaim, deduction, discount, credit, chargeback, freight claim, allowance or adjustment of any kind; (v) the Account is net of any portion thereof attributable to the sale of goods that have been returned, rejected, lost or damaged; (vi) if the Account arises from the sale of goods by Borrower, such sale was an absolute sale and not on consignment or on approval or on a sale-or-return basis nor subject to any other repurchase or return agreement, and such goods have been shipped to the Account Debtor or its designee; (vii) if the Account arises from the performance of services, such services have actually been performed; (viii) the Account arose in the ordinary course of Borrower’s business; (ix) no notice of the bankruptcy, receivership, reorganization, liquidation, dissolution, or insolvency of the Account Debtor has been received by Lender or Borrower; (x) the Account is an Account for which Lender believes that the validity, enforceability or collection of the Account is not invalid or otherwise impaired; (xi) the Account Debtor is not a Subsidiary or Affiliate of any Borrower; (xii) if an Event of Default has occurred and is continuing, the sale does not represent a sale pursuant to a Prime Government Contract unless Borrower has complied, for the benefit of Lender, with the Assignment of Claims Act if requested by Lender; (xiii) the Account is not an Account of an Account Debtor having its principal place of business or executive office outside the United States, unless the payment of such Account is guaranteed by an irrevocable letter of credit satisfactory to Lender or by credit insurance, satisfactory to Lender; (xiv) the Account is not an Account on which the Account Debtor is obligated to Borrower under any Instrument; (xv) the transaction which gave rise to the Account complies in all respects with all applicable laws, rules and regulations of any Governmental Authority; and (xvi) the Account meets such other reasonable specifications and requirements which may from time to time be established by Lender. Eligible Accounts shall not include At-Risk Work, cost overruns, progress payments, costs incurred in excess of approved or allowed billing rates, rebillings or retainages, Accounts arising out of a contract under which the performance of Borrower is guaranteed by a surety bond, any account receivable pursuant to which payment of any portion thereof is assigned to or for the benefit of a subcontractor, either directly or pursuant to an escrow arrangement, or that portion of an Account representing interest or finance charges for past due balances or debit memos.

Environmental Laws - Any and all Federal, foreign, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees and any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, or the impact of pollutants, contaminants or toxic or hazardous substances on human health or the environment, as now or may at any time hereafter be in effect.

ERISA - The Employee Retirement Income Security Act of 1974, as the same may be amended, from time to time.

Event of Default - Section 8.1.

Executive Order No. 13224 - The Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Exempt Account Debtor – An Account Debtor that (a) is the United States of America or any of its departments or agencies, (b) has been designated as an “Exempt Account Debtor” in a written notice made by Lender and delivered to Borrower or (c) a Person who has an actual or implied rating on such Person’s senior long-term unsecured debt at or above BBB from S&P or at or above Baa from Moody’s; provided, that if either S&P or Moody’s changes its system of classification after the date of this Agreement, the actual or implied rating of such Person’s senior long-term unsecured debt is at or above the new rating which most closely corresponds to the above-specified level under the previous rating system.

Expenses - Section 9.6.

GAAP - United States generally accepted accounting principles as in effect on the Closing Date applied in a manner consistent with the most recent audited financial statements of Borrower furnished to Lender and described in Section 5.7 herein.

Government Acts - Section 2.2(f)

Governmental Authority - Any federal, state or local government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury, or arbitration.

Government Contract - Any contract with the United States of America or any of its departments and agencies under which the Borrower is the prime contractor or a subcontractor.

Guarantor – Any Person who may guaranty, as surety, all of the Obligations. As of the date of this Agreement no Person (other than a Borrower) is a Guarantor.

Guaranty Agreement - A guaranty agreement executed by any Guarantor in favor of Lender, in form and substance satisfactory to Lender.

Hazardous Substances - Any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, under any Environmental Law.

Hedging Agreements - Any Interest Hedging Instrument or any other interest rate protection agreement, foreign currency exchange agreement, commodity purchase or option agreement, or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et. seq.).

Indebtedness - Of any Person at any date, all liabilities of such Person, including without duplication (i) all indebtedness of such Person for borrowed money (including with respect to Borrower, the Obligations) or for the deferred purchase price of property or services, (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) all accounts payable and Capitalized Lease Obligations of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (v) all obligations of other Persons which such Person has guaranteed, (vi) Disqualified Stock, (vii) all net obligations of such Person under Hedging Agreements, and (viii) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

Interest Hedging Instrument - Any documentation evidencing any interest rate swap, interest “cap” or “collar” or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et. seq.) between Borrower and Lender (or any Affiliate of Lender).

Inventory - All of the “inventory” (as that term is defined in the UCC) of Borrower, whether now existing or hereafter acquired or created.

IRS - Internal Revenue Service.

L/C Commitment - The sum of Zero Dollars ($0).

L/C Fees - Section 2.7(d).

Letters of Credit - Standby letters of credit issued by Lender for the account of Borrower pursuant to Section 2.2 herein.

Letter of Credit Amount - The sum of (i) the aggregate undrawn amount of all Letters of Credit outstanding at any time plus (ii) the aggregate amount of all drawings under Letters of Credit for which Lender has not been reimbursed at such time.

Letter of Credit Documents - Any Letter of Credit, any amendment thereto, any documents delivered in connection therewith, any application therefor, or any other documents (all in form and substance satisfactory to Lender), governing or providing for (i) the rights and obligations on the parties concerned or at risk, or (ii) any collateral security for such obligations.

Leverage Ratio - At any time, the ratio of Borrower’s (i) Indebtedness to (ii) Tangible Capital Funds.

Lien - Any interest of any kind or nature in property securing an obligation owed to, or a claim of any kind or nature in property by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, a lease, consignment or bailment for security purposes, a trust, or an assignment. For the purposes of this Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Loan Documents - Collectively, this Agreement, the Notes, the Avon Subordination Agreement, the Letter of Credit Documents, and all agreements, instruments and documents executed and/or delivered in connection therewith, all as may be supplemented, restated, superseded, amended or replaced from time to time.

Loans - Collectively, the unpaid balance of Advances under the Revolving Credit, any unreimbursed draws under any Letter of Credit and the unpaid principal balance of the Term Loan.

Material Adverse Effect - A material adverse effect with respect to (a) the business, assets, properties, financial condition, stockholders’ equity, liabilities (contingent or otherwise), prospects, material agreements or results of operations of Borrower, or (b) Borrower’s ability to pay the Obligations in accordance with the terms hereof, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Lender hereunder or thereunder.

Maximum Revolving Credit Amount - The sum of One Million Dollars ($1,000,000).

Minimum Compliance Level - One Million Dollars ($1,000,000).

Moody’s - Moody’s Investors Service, Inc., and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “Moody’s” shall be deemed to refer to any other nationally recognized securities rating agency designated by the Borrower with the consent of the Lender.

Notes - The Revolving Credit Note and the Term Loan Note.

Obligations - All existing and future debts, liabilities and obligations of every kind or nature at any time owing by Borrower to Lender or any other Bank Affiliate, whether under this Agreement, or any other existing or future instrument, document or agreement, between Borrower or Lender or any other Bank Affiliate, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due (including debts, liabilities and obligations obtained by assignment), and whether principal, interest, fees, indemnification obligations hereunder or Expenses (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, whether or not a claim for such post-commencement interest is allowed), including, without limitation, debts, liabilities and obligations in respect of the Revolving Credit, Reimbursement Obligations and Term Loan and any extensions, modifications, substitutions, increases and renewals thereof; any amount payable by Borrower or any Subsidiary of Borrower to Lender or any other Bank Affiliate pursuant to an Interest Hedging Instrument; the payment of all amounts advanced by Lender or any other Bank Affiliate to preserve, protect and enforce rights hereunder and in the Collateral; and all Expenses incurred by Lender or any other Bank Affiliate. Without limiting the generality of the foregoing, Obligations shall include any other debts, liabilities or obligations owing to Lender or any other Bank Affiliate in connection with any lockbox, cash management, or other services (including electronic funds transfers or automated clearing house transactions) provided by Lender or any other Bank Affiliate to Borrower, as well as any other loan, advances or extension of credit, under any existing or future loan agreement, promissory note, or other instrument, document or agreement between Borrower and Lender or any other Bank Affiliate.

Original Holders – Jim McCarthy, Richard Nathan, Greg McCarthy and Kevin Berrigan.

Overadvance - Section 2.1(a).

PBGC - The Pension Benefit Guaranty Corporation.

Permitted Indebtedness - (a) Indebtedness to Lender in connection with the Revolving Credit, Term Loan and Letters of Credit or otherwise pursuant to the Loan Documents; (b) trade payables incurred in the ordinary course of Borrower’s business; (c) purchase money Indebtedness (including Capitalized Lease Obligations) hereafter incurred by Borrower to finance the purchase of fixed assets; provided that, (i) such Indebtedness shall not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any one time, (ii) such Indebtedness shall not exceed the purchase price of the assets funded and (iii) no such Indebtedness may be refinanced for a principal amount in excess of the principal amount outstanding at the time of such refinancing; and (d) Subordinated Debt.

Permitted Investments - (a) investments and advances existing on the Closing Date that are disclosed in writing to Lender by Borrower on or prior to the date hereof, (b) investments in Affiliates, (c) cash, (d) (i) obligations issued or guaranteed by the United States of America or any agency thereof, (ii) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating) by a nationally recognized investment rating agency, (iii) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of the Lender or another commercial bank if (A) such bank has a combined capital and surplus of at least $100,000,000, or (B) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, and (iv) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof or (e) investments in government contracting entities in accordance with the Parent’s Securities and Exchange Commission Regulation A filing of record as of the Closing Date.

Permitted Liens - (a) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, and other like persons not yet due; (b) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like laws; (c) Liens on fixed assets secured by purchase money Indebtedness permitted under Section 7.6; provided that, (i) such Lien attached to such assets concurrently, or within 20 days of the acquisition thereof, and only to the assets so acquired, and (ii) a description of the asset acquired is furnished to Lender; and (d) Liens in favor of Lender securing the Obligations.

Person - An individual, partnership, corporation, trust, limited liability company, limited liability partnership, unincorporated association or organization, joint venture or any other entity.

Prime Government Contract – A Government Contract under which Borrower is the prime contractor.

Prime Rate – The “Prime Rate” of interest as published in the “Money Rates” section of The Wall Street Journal on the applicable date (or the highest “Prime Rate” if more than one is published) as such rate may change from time to time. If The Wall Street Journal ceases to be published or goes on strike or is otherwise not published, Lender may use a similar published prime or base rate. The Prime Rate is not necessarily the lowest or best rate of interest offered by Lender to any borrower or class of borrowers.

Property - Any interest of Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Regulation D - Regulation D of the Board of Governors of the Federal Reserve System comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

Reimbursement Obligations - Section 2.2(c).

Related Borrower - Section 2.13.

Revolving Credit – Section 2.1(a).

Revolving Credit Fee - Section 2.7(a).

Revolving Credit Fee Amount – Two Thousand Five Hundred Dollars ($2,500).

Revolving Credit Maturity Date – July 31, 2017, or such later date as Lender may, in its sole and absolute discretion, designate in writing to Borrower.

Revolving Credit Note - Section 2.1(b).

S&P - Standard & Poor’s, a division of McGraw-Hill, Inc., a corporation organized and existing under the laws of the State of New York, its successors and assigns, and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “S&P” shall be deemed to refer to any other nationally recognized securities rating agency designated by the Borrower with the consent of the Lender.

Subordinated Debt - Indebtedness of Borrower subject to payment terms and subordination provisions acceptable to Lender in its sole discretion, including without limitation, Indebtedness referenced in the Avon Subordination Agreement.

Subsidiary - With respect to any Person at any time, (i) any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person; (ii) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (iii) any partnership, joint venture, limited liability company or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person.

Tangible Capital Funds - As of any date of determination, (a) the amount by which all of Borrower’s consolidated assets (less (i) trademarks, copyrights, goodwill, covenants not to compete, and all other assets which would be classified as intangible assets under GAAP and (ii) assets owing from officers, directors, equity holders and Affiliates), exceed all of Borrower’s consolidated liabilities and (b) the amount of Subordinated Debt outstanding, each as would be shown on Borrower’s consolidated balance sheet prepared in accordance with GAAP.

Term Loan - Section 2.3(a).

Term Loan Amount - The sum of One Hundred Thousand Dollars ($100,000).

Term Loan Commitment Fee - Section 2.7(b).

Term Loan Maturity Date – February 15, 2019.

Term Loan Note - Section 2.3(b).

UCC - The Uniform Commercial Code as adopted in the Commonwealth of Virginia, as the same may be amended from time to time.

Other Capitalized Terms - Any other capitalized terms used without further definition herein shall have the respective meaning set forth in the UCC.

1.2. Accounting Principles: Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP as in effect on the Closing Date, to the extent applicable, except as otherwise expressly provided in this Agreement. If there are any changes in GAAP after the Closing Date that would affect the computation of the financial covenants in Section 6.9, such changes shall only be followed, with respect to such financial covenants, from and after the date this Agreement shall have been amended to take into account any such changes.

1.3. Construction: No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting shall apply to any Loan Documents.

SECTION II. THE LOANS

2.1. Revolving Credit – Description:

a. Subject to the terms and conditions of this Agreement, Lender hereby establishes for the benefit of Borrower a revolving credit facility (the “Revolving Credit”) which shall include cash Advances extended by Lender to or for the benefit of Borrower as well as Letters of Credit issued for the account of Borrower from time to time hereunder. The aggregate principal amount of unpaid cash Advances, plus the Letter of Credit Amount, shall not at any time exceed the Borrowing Base. Subject to such limitation, the outstanding balance of Advances under the Revolving Credit may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future Advances, which may be made by Lender, to or for the benefit of Borrower and, subject to the provisions of Section VIII below, shall be due and payable on the Revolving Credit Maturity Date. If the aggregate principal amount of unpaid cash Advances, plus the Letter of Credit Amount, at any time exceeds the Borrowing Base (such excess referred to as “Overadvance”), Borrower shall immediately repay the Overadvance in full.

b. At Closing, Borrower shall execute and deliver a promissory note to Lender for the Maximum Revolving Credit Amount (“Revolving Credit Note”). The Revolving Credit Note shall evidence Borrower’s unconditional obligation to repay Lender for all Advances made under the Revolving Credit, with interest as herein provided. Each Advance under the Revolving Credit shall be deemed evidenced by the Revolving Credit Note, which is deemed incorporated herein by reference and made part hereof. The Revolving Credit Note shall be in form and substance satisfactory to Lender.

c. The term of the Revolving Credit shall expire on the Revolving Credit Maturity Date. On such date, unless having been sooner accelerated by Lender pursuant to the terms hereof, and without impairing any rights under Section 3.1, all sums owing under the Revolving Credit shall be due and payable in full, and as of and after such date Borrower shall not request and Lender shall not make any further Advances under the Revolving Credit.

2.2. Letters of Credit:

a. As a part of the Revolving Credit and subject to its terms and conditions (including, without limitation, the Borrowing Base), Lender shall make available to Borrower Letters of Credit which shall not exceed, in the aggregate at any one time outstanding, the L/C Commitment. Notwithstanding the foregoing, all Letters of Credit shall be in form and substance reasonably satisfactory to Lender. No Letter of Credit shall be issued with an expiry date later than (i) three hundred sixty five (365) days from the date of issuance for a stand-by letter of credit or (ii) ten (10) Business Days prior to the Revolving Credit Maturity Date. Borrower shall execute and deliver to Issuer all Letter of Credit Documents required by Lender for such purposes. Each Letter of Credit shall comply with the Letter of Credit Documents.

b. Each Letter of Credit issued from time to time under the Revolving Credit which remains undrawn (and the amounts of draws on Letters of Credit prior to payment as hereinafter set forth) shall reduce, dollar for dollar, the amount available to be borrowed by Borrower under the Revolving Credit.

c. In the event of any request for drawing under any Letter of Credit by the beneficiary thereof, Lender shall promptly notify Borrower and Borrower shall immediately reimburse Lender on the day when such drawing is honored, by either a cash payment by Borrower or, so long as no Event of Default has occurred and is continuing, in the absence of such payment by Borrower, and at Lender’s option, by Lender automatically making or having been deemed to have made (without further request or approval of Borrower) a cash Advance under the Revolving Credit on such date to reimburse Lender. Borrower’s reimbursement obligation for draws under Letters of Credit along with the obligation to pay L/C Fees shall herein be referred to collectively as Borrower’s “Reimbursement Obligations.” All of Borrower’s Reimbursement Obligations hereunder with respect to Letters of Credit shall apply unconditionally and absolutely to Letters of Credit issued hereunder on behalf of Borrower.

d. The obligation of Borrower to reimburse Lender for drawings made (or for cash Advances made to cover drawings made) under the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

i. any lack of validity or enforceability of any Letter of Credit;

ii. the existence of any claim, setoff, defense or other right that Borrower or any other Person may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or transferee may be acting), Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

iii. any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

iv. payment by Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit unless Lender shall have acted with willful misconduct or gross negligence in issuing such payment;

v. any other circumstances or happening whatsoever that is similar to any of the foregoing; or

vi. the fact that a Default or Event of Default shall have occurred and be continuing.

e. If by reason of (i) any change after the Closing Date in any applicable law, regulation, rule, decree or regulatory requirement, or any change in the interpretation or application thereof by any Governmental Authority or (ii) compliance by Lender with any direction, reasonable request or requirement (whether or not having the force of law) of any governmental or monetary authority including, without limitation, Regulation D:

i. Lender shall be subject to any tax or other levy or charge of any nature or to any variation thereof (except for changes in the rate of any tax on the net income of Lender or its applicable lending office) or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 2.2, whether directly or by such being imposed on or suffered by Lender;

ii. any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letter of Credit issued by Lender; or

iii. there shall be imposed on Lender any other condition regarding this Section 2.2 or any Letter of Credit; and the result of the foregoing is to directly or indirectly increase the cost to Lender of issuing, creating, making or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by Lender, then and in any such case, Lender shall, after the additional cost is incurred or the amount received is reduced, notify Borrower and Borrower shall pay on demand such amounts as may be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at a rate per annum equal at all times to the applicable interest rate under the Revolving Credit. A certificate signed by an officer of Lender as to the amount of such increased cost or reduced receipt showing in reasonable detail the basis for the calculation thereof, submitted to Borrower by Lender shall, except for manifest error and absent written notice from Borrower to Lender within ten (10) days from submission, be final, conclusive and binding for all purposes.

f. i. In addition to amounts payable as elsewhere provided in this Section 2.2, without duplication, Borrower hereby agrees to protect, indemnify, pay and save Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of the Letters of Credit or (b) the failure of Lender to honor a drawing under any Letter of Credit as a result of any such act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called “Government Acts”) in each case except for claims, demands, liabilities, damages, losses, costs, charges and expenses arising solely from acts or conduct of Lender constituting gross negligence or willful misconduct.

ii. As between Borrower and Lender, Borrower assumes all risks of the acts and omissions of or misuse of the Letters of Credit issued by Lender by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Lender shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance if such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (D) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they are in cipher, unless any of the foregoing are caused by Lender’s gross negligence or willful misconduct; (E) for errors in interpretation of technical terms; (F) for any loss or delay in the transmission of any document or required in order to make a drawing under such Letter of Credit or of the proceeds thereof, unless caused by Lender’s gross negligence or willful misconduct; (G) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (H) for any consequences arising from causes beyond the control of Issuer, including, without limitation, any Government Acts. None of the above shall affect, impair or prevent the vesting of any of Lender’s rights or powers hereunder.

iii. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by Lender in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not create any liability on the part of Lender to Borrower.

2.3. Term Loan - Description:

a. Lender hereby agrees to advance to Borrower, subject to the terms and conditions of this Agreement, up to the sum of the Term Loan Amount (“Term Loan”). Borrower may request Lender to make an advance to Borrower of the Term Loan, provided (i) such advance is made no later than July 31, 2017, (ii) the amount of the advance made under the Term Loan does not exceed the Term Loan Amount, (iii) no more than one request for an advance of the Term Loan is made, (iv) the request for the cash advance of the Term Loan is made pursuant to a written request executed by an Authorized Officer of Parent delivered to Lender not less than three (3) Business Days before the date the Term Loan advance is to be made, identifying the date of the advance and the amount of the advance to be made and (v) a Term Loan Note is executed by Borrower and delivered to Lender no later than 10:00 am the date of the advance. Lender shall make any properly documented and requested advance if the amount of the requested advance is not greater than the Term Loan Amount. Any request for an advance of the Term Loan is irrevocable. Only one advance of the Term Loan shall be made. Any portion of the Term Loan Amount not advanced, and any advance of the Term Loan repaid prior to maturity, may not be borrowed or reborrowed by Borrower.

b. Prior to Lender making an advance of the Term Loan, Borrower shall execute and deliver a promissory note to Lender in the original principal amount of up to the Term Loan Amount, dated as of the date that the Term Loan is advanced, substantially in the form of Exhibit “B” attached hereto (“Term Loan Note”). The Term Loan Note shall evidence Borrower’s unconditional obligation to repay to Lender the Term Loan (including the advance made thereunder) with interest as herein provided. The advance under the Term Loan shall be deemed evidenced by the Term Loan Note, which is deemed incorporated herein by reference and made part hereof. The Term Loan Note shall be in form and substance satisfactory to Lender.

c. The principal balance of the Term Loan shall be paid in consecutive equal monthly installments of principal in an amount equal to one forty-eighth (1/48th) of the original principal amount of the Term Loan advanced, on the last Business Day of each calendar month, beginning on the last Business Day of the month in which the Term Loan is advanced. A final installment of all unpaid principal and all accrued and unpaid interest outstanding under the Term Loan shall be due and payable on the Term Loan Maturity Date.

2.4. Advances and Payments:

a. Except to the extent otherwise set forth in this Agreement (or in the case of an Interest Hedging Instrument under the applicable agreements), all payments of principal and of interest on the Revolving Credit, Reimbursement Obligations, Term Loan and all Expenses, fees, indemnification obligations and all other charges and any other Obligations of Borrower, shall be made to Lender at its banking office located at 17801 Georgia Avenue, Olney, Maryland 20832, in United States dollars, in immediately available funds. Lender shall have the unconditional right and discretion (and Borrower hereby authorizes Lender) to charge any of Parent’s operating and/or deposit account(s) (or if there are insufficient funds in such accounts, any operating and/or deposit account(s) of any other Borrower), for all of Borrower’s Obligations as they become due from time to time under this Agreement including, without limitation, interest, principal, fees, indemnification obligations and reimbursement of Expenses. Alternatively, Lender may in its discretion (and Borrower hereby authorizes Lender to) make a cash Advance under the Revolving Credit in a sum sufficient to pay all interest accrued and payable on the Obligations and to pay all costs, fees and Expenses owing hereunder. Borrower acknowledges that Borrower’s failure to maintain sufficient funds in any checking, operating or deposit account for payment of any of the Obligations, or Lender’s failure to charge any such account shall not relieve Borrower of any payment obligation under this Agreement or any other Loan Document. Any payments received prior to 4:00 p.m. Eastern time on any Business Day shall be deemed received on such Business Day. Any payments (including any payment in full of the Obligations), received after 4:00 p.m. Eastern time on any Business Day shall be deemed received on the immediately following Business Day.

b. Each Borrower shall cause (and Lender is hereby irrevocably authorized to cause) the transfer of all payments on such Borrower’s Accounts into the Parent’s operating account maintained at Lender (the “Operating Account”). Deposits into the Operating Account shall be applied by Lender daily, subject to Lender’s standard clearing procedures and clearing periods for deposited funds, to reduce the outstanding principal amount under the Revolving Credit.

c. Cash Advances which may be made by Lender from time to time under the Revolving Credit shall be made available by crediting such proceeds to Parent’s operating account with Lender.

d. All requests for a cash Advance under the Revolving Credit are to be pursuant to a working capital loan sweep or a written request (“Advance Request”) executed by an Authorized Officer of a Borrower. Requests for Advances must be requested by 2:00 p.m., Eastern time, on the date such Advance is to be made. Upon receiving a request for an Advance in accordance with this subparagraph, and subject to the conditions set forth in this Agreement, Lender shall make the requested Advance available to Parent as soon as is reasonably practicable thereafter on the day the requested Advance is to be made.

2.5. Interest:

a. The unpaid principal balance of cash Advances under the Revolving Credit shall bear interest, subject to the terms hereof, at the per annum rate equal to the Prime Rate plus fifty (50) basis points. Changes in the interest rate applicable to the Revolving Credit shall become effective on the same day that there is a change in the Prime Rate. Interest on the Revolving Credit shall be payable monthly, in arrears, on the last Business Day of each month, beginning on August 31, 2016 and on the Revolving Credit Maturity Date.

b. The unpaid principal balance of the Term Loan shall bear interest, subject to the terms hereof, at a per annum rate equal to the Prime Rate plus seventy five (75) basis points. Changes in the interest rate applicable to the Term Loan shall become effective on the same date that there is a change in the Prime Rate. Interest on the Term Loan shall be payable monthly, in arrears, on the last Business Day of each calendar month, beginning on the last Business Day of the month in which the Term Loan is advanced and on the Term Loan Maturity Date.

2.6. Additional Interest Provisions:

a. Interest on the Loans shall be calculated on the basis of a year of three hundred sixty (360) days but charged for the actual number of days elapsed.

b. After the occurrence and during the continuance of an Event of Default hereunder, the per annum effective rate of interest on all outstanding principal under the Loans shall be increased by two hundred (200) basis points. All such increases may be applied retroactively to the date of the occurrence of the Event of Default. Borrower agrees that the default rate payable to Lender is a reasonable estimate of Lender’s damages and is not a penalty.

c. All contractual rates of interest chargeable on outstanding principal under the Loans shall continue to accrue and be paid even after Default, an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

d. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall apply, in its sole discretion, and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

2.7. Fees and Charges:

a. At Closing, Borrower shall pay to Lender a non-refundable fee with respect to the Revolving Credit (“Revolving Credit Fee”) in an amount equal to the Revolving Credit Fee Amount.

b. At Closing, Lender shall have fully earned and Borrower shall unconditionally pay to Lender a non-refundable commitment fee with respect to the Term Loan (“Term Loan Commitment Fee”) of One Thousand Dollars ($1,000).

c. Borrower shall unconditionally pay to Lender a late charge equal to five percent (5%) of any and all payments of principal or interest on the Loans that are not paid within fifteen (15) days of the due date. Such late charge shall be due and payable regardless of whether Lender has accelerated the Obligations. Borrower agrees that any late fee payable to Lender is a reasonable estimate of Lender’s damages and is not a penalty.

d. Borrower shall pay to Lender a fee in the amount of two percent (2%) per annum of the face amount of each Letter of Credit issued by Lender. Such fee shall be payable on the date the Letter of Credit is issued. In addition, Borrower shall pay to Lender, upon billing therefore, all of Lender’s standard commissions for the issuance of banker’s acceptances and standard charges for issuance, amendment, extension and cancellation of any Letter of Credit. All such fees and charges are referred to herein collectively as the “L/C Fees.”

2.8. Prepayments: Borrower may prepay the Revolving Credit and Term Loan in whole or in part at any time or from time to time, without penalty or premium. Any prepayment shall be accompanied by all accrued and unpaid interest. Any partial prepayment of the Term Loan shall be applied to installments of the Term Loan due in the inverse order of maturity.

2.9. Use of Proceeds: The extensions of credit under and proceeds of the Revolving Credit shall be used to refinance AOC’s existing line of credit with the Lender and to support short-term working capital needs and general corporate purposes. The extensions of credit under and proceeds of the Term Loan shall be used to provide permanent working capital.

2.10. Capital Adequacy: If any present or future law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which Lender allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the opinion of Lender, the rate of return on Lender’s capital with regard to the Loans is reduced to a level below that which Lender could have achieved but for such circumstances, then in such case and upon notice from Lender to Borrower, from time to time, Borrower shall pay Lender such additional amount or amounts as shall compensate Lender for such reduction in Lender’s rate of return.

Such notice shall contain the statement of Lender with regard to any such amount or amounts which shall, in the absence of manifest error, be binding upon Borrower. In determining such amount, Lender may use any reasonable method of averaging and attribution that it deems applicable.

2.11. Borrower Representation; Reliance: Each Borrower irrevocably appoints Parent as its agent for all purposes relevant to this Agreement and all other Loan Documents, including the giving and receipt of notices, making of Advance Requests and advances of the Term Loan and execution and delivery of all documents, instruments, and certificates contemplated herein and therein and all modifications hereto and thereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given, taken or received by all or any Borrower acting singly, shall be valid and effective if given, taken or received only by an authorized officer of Parent, whether or not any of the other Borrowers joins therein, and Lender shall not have any duty or obligation to make further inquiry with respect to the authority of Parent under this Section 2.11, provided that nothing in this Section 2.11 shall limit the effectiveness of, or the right of Lender to require and rely upon, any notice, document, instrument, certificate, acknowledgment, consent, direction, certification, or other action to be delivered by an authorized officer of each Borrower pursuant to this Agreement or the other Loan Documents. With respect to any action hereunder, Lender may conclusively rely upon, and shall incur no liability to any Borrower in acting upon, any request or other communication that Lender reasonably believes to have been given or made by an authorized officer on such or any Borrower’s behalf, whether or not such Person is listed on the incumbency certificate delivered pursuant to this Agreement. In each such case, each Borrower hereby waives the right to dispute Lender’s actions based upon such request or other communication.

2.12. Concerning Joint and Several Liability of the Borrowers:

a. Each Borrower acknowledges that it is jointly and severally liable for all of the Obligations under the Loan Documents, and any amendment, modification, waiver, consent or other agreement which affects the Obligations shall be deemed to affect the Obligations of all Borrowers on a joint and several basis unless expressly specified otherwise. Each Borrower expressly understands, agrees and acknowledges that (i) Borrowers are all Affiliates, (ii) each Borrower desires to have the availability of one common credit facility instead of separate credit facilities, (iii) each Borrower has requested that Lender extend such a common credit facility on the terms herein provided, (iv) Lender will be lending against, and relying on a Lien upon, all of Borrowers’ assets even though the proceeds of any particular Loan made hereunder may not be advanced directly to a particular Borrower, (v) each Borrower will nonetheless benefit by the making of all such Loans by Lender and the availability of a single credit facility of a size greater than each could independently warrant, (vi) all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Loan Documents to which any Borrower is a party shall be applicable to and shall be binding upon each Borrower, unless otherwise expressly provided herein, and (vii) Borrowers have each executed this Agreement as co-obligors, and that it would not be able to obtain the credit provided by Lender without the financial support provided by the other Borrowers. Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Lender under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations. With respect to any Borrower’s Obligations arising as a result of the joint and several liability of Borrowers hereunder with respect to Loans or other extensions of credit made to any of the other Borrowers hereunder, such Borrower hereby waives, as long as any Obligations are not paid in full and the commitment of Lender under this Agreement has not been terminated, any right to enforce any right of subrogation or any remedy which Lender now has or may hereafter have against any other Borrower, or any endorser of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Lender to secure payment of the Obligations or any other liability of any Borrower to Lender. During the existence of any Event of Default, Lender may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that Lender shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

b. Each Borrower hereby guarantees the prompt payment and performance in full of all Obligations (including the Term Loan). Such guarantee constitutes a guarantee of payment and not of collection. Each Borrower’s guarantee under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower, (ii) the absence of any attempt to collect the Obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Lender with respect to any provision of any instrument evidencing the Obligations of any other Borrower or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to Lender, (iv) the failure by Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower, (v) Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of Lender’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower (other than actual indefeasible payment in full).

2.13. Limitation of Liability: Notwithstanding any provisions contained herein to the contrary, the liability of each of Parent and AOC (each a “Related Borrower”) under this Agreement and the other Loan Documents shall be limited to an amount not to exceed as of any date of determination the amount which could be claimed by Lender from such Related Borrower under the Loan Documents without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code (Title 11, U.S.C.) or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law (the “Avoidance Provisions”) after taking into account, among other things, such Related Borrower’s right of contribution and indemnification from other Borrowers, if any. To the extent set forth above, but only to the extent that the obligations of a Related Borrower hereunder (for each Related Borrower, the “Related Borrower Obligations”) would otherwise be subject to avoidance under the avoidance provisions, if the Related Borrower is not deemed to have received valuable consideration, fair value, fair consideration or reasonably equivalent value for its Related Borrower Obligations, or if its Related Borrower Obligations would render the Related Borrower insolvent, or leave the Related Borrower with an unreasonably small capital to conduct its business, or cause the Related Borrower to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of its Related Borrower Obligations is deemed to have incurred for the purposes if the avoidance provisions, the maximum Related Borrower Obligations for which the Related Borrower shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Related Borrower Obligations as so reduced, to be subject to avoidance under the Avoidance Provisions.

SECTION III. COLLATERAL

3.1. Collateral: As security for the payment of the Obligations, and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents, Borrower hereby assigns and grants to Lender, a continuing Lien on and security interest in, upon and to all assets of Borrower, including but not limited to the following Property, all whether now owned or hereafter acquired, created or arising and wherever located:

i. Accounts - All Accounts;

ii. Chattel Paper - All Chattel Paper;

iii. Documents - All Documents;

iv. Instruments - All Instruments;

v. Inventory - All Inventory;

vi. General Intangibles - All General Intangibles;

vii. Equipment - All Equipment,

viii. Fixtures - All Fixtures;

ix. Deposit Accounts - All Deposit Accounts;

x. Goods - All Goods;

xi. Letter of Credit Rights – All Letter of Credit Rights;

xii. Supporting Obligations – All Supporting Obligations;

xiii. Investment Property - All Investment Property;

xiv. Commercial Tort Claims – All Commercial Tort Claims identified and described in a writing delivered by Borrower to Lender;

xv. Property in Lender’s Possession - All Property of Borrower, now or hereafter in Lender’s possession; and

xvi. Proceeds - The Proceeds (including, without limitation, insurance proceeds), whether cash or non-cash, of all of the foregoing property described in clauses (i) through (xv).

3.2. Lien Documents: At Closing and thereafter as Lender deems necessary, Borrower shall execute and/or deliver to Lender, or have executed and delivered (all in form and substance satisfactory to Lender and its counsel):

a. Financing statements pursuant to the UCC, which Lender may file in the jurisdiction where Borrower is organized and in any other jurisdiction that Lender deems appropriate; and

b. Any other agreements, documents, instruments and writings, including, without limitation, intellectual property security agreements, required by Lender to evidence, perfect or protect the Liens and security interests in the Collateral or as Lender may reasonably request from time to time.

3.3. Other Actions:

a. In addition to the foregoing, Borrower shall do anything further that may be reasonably required by Lender to secure Lender and effectuate the intentions and objects of this Agreement, including, without limitation, the execution and delivery of security agreements, contracts and any other documents required hereunder and the delivery of motor titles with Lender’s lien noted thereon. At Lender’s reasonable request, Borrower shall also immediately deliver (with execution by Borrower of all necessary documents or forms to reflect, implement or enforce the Liens described herein), or cause to be delivered to Lender all items for which Lender must receive possession to obtain a perfected security interest, including without limitation, all notes, stock powers, letters of credit, certificates and documents of title, Chattel Paper, Warehouse Receipts, Instruments, and any other similar instruments constituting Collateral.

b. Lender is hereby authorized to file financing statements and amendments to financing statements without Borrower’s signature, in accordance with the UCC. Borrower hereby authorizes Lender to file all such financing statements and amendments to financing statements describing the Collateral in any filing office as Lender, in its sole discretion may determine, including financing statements listing “All Assets” in the collateral description therein. Borrower agrees to comply with the requests of Lender in order for Lender to have and maintain a valid and perfected first security interest in the Collateral including, without limitation, executing and causing any other Person to execute such documents as Lender may require to obtain Control (as defined in the UCC) over all Deposit Accounts, Letter of Credit Rights and Investment Property.

3.4. Searches, Certificates:

a. Lender shall, prior to or at Closing, and thereafter as Lender may determine from time to time, at Borrower’s expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrower in this Agreement):

i. UCC searches with the Secretary of State of the State of Delaware and local filing office of each state where Borrower is organized, maintains its executive office, a place of business, or assets; and

ii. Judgment, state and federal tax lien and corporate tax lien searches, in all applicable filing offices of each state searched under subparagraph (i) above.

b. Borrower shall, prior to or at Closing and at its expense, obtain and deliver to Lender good standing certificates showing Borrower to be in good standing in its state of organization and in each other state in which it is doing and presently intends to do business for which qualification is required.

3.5. Landlord’s and Warehouseman’s Waivers: Borrower will, at Lender’s request, use commercially reasonable efforts to cause each owner of any premises occupied by a Borrower or to be occupied by a Borrower and each warehouseman of any warehouse, where, in either event Collateral is held, to execute and deliver to Lender an instrument, in form and substance satisfactory to Lender, under which such owner(s) or warehouseman subordinates its/his/their interests in and waives its/his/their right to distrain on or foreclose against the Collateral and agrees to allow Lender to remain on such premises to dispose of or deal with any Collateral located thereon. The failure of Borrower to obtain the foregoing after using commercially reasonable efforts to do so shall not constitute an Event of Default.

3.6. Filing Security Agreement: A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

3.7. Power of Attorney: Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for each Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (a) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrower and constitute collections on Borrower’s Accounts or proceeds of other Collateral; (b) execute and/or file in the name of Borrower any financing statements, schedules, assignments, instruments, documents and statements that Borrower is obligated to give Lender hereunder or is necessary to perfect (or continue or evidence the perfection of such security interest or Lien) Lender’s security interest or Lien in the Collateral; and (c) upon the occurrence and during the continuation of an Event of Default, do such other and further acts and deeds in the name of Borrower that Lender may reasonably deem necessary or desirable to enforce any Account or other Collateral.

SECTION IV. CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

Closing under this Agreement is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and Lender’s counsel):

4.1. Resolutions, Opinions and Other Documents: Borrower shall have delivered, or caused to be delivered to Lender the following:

a. this Agreement, the Notes and each of the other Loan Documents, all properly executed;

b. financing statements and each of the other documents to be executed and/or delivered by Borrower or any other Person pursuant to this Agreement;

c. certified copies of (i) resolutions of each Borrower’s board of directors or other governing body authorizing the execution, delivery and performance of this Agreement, the Notes to be issued hereunder and each of the other Loan Documents required to be delivered by any Section hereof and (ii) each Borrower’s certificate of incorporation and bylaws;

d. an incumbency certificate for each Borrower identifying all of its Authorized Officers, with specimen signatures;

e. such financial statements, reports, certifications and other operational information as Lender may reasonably require, satisfactory in all respects to Lender;

f. certification by an officer of each Borrower that there has not occurred any material adverse change in the operations and condition (financial or otherwise) of Borrower since December 31, 2015;

g. payment by Borrower of all fees including, without limitation, the Revolving Credit Fee, Term Loan Commitment Fee and Expenses associated with the Loans;

h. searches and certificates required under Section 3.4;

i. insurance certificates and policies required under Section 6.2;

j. evidence that Avon has loaned at least Five Hundred Thousand Dollars ($500,000) to Borrower;

k. a pro forma Compliance Certificate;

l. an initial Borrowing Certificate dated the Closing Date; and

m. such other documents reasonably required by Lender.

4.2. Absence of Certain Events: At the Closing Date, no Default or Event of Default hereunder shall have occurred and be continuing.

4.3. Warranties and Representations at Closing: The warranties and representations contained in Section 5 as well as any other Section of this Agreement shall be true and correct in all respects on the Closing Date with the same effect as though made on and as of that date. Borrower shall not have taken any action or permitted any condition to exist which would have been prohibited by any Section hereof.

4.4. Compliance with this Agreement: Borrower shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 6 and 7 hereof, which are required to be performed or complied with by Borrower before or at the Closing Date.

4.5. Officers’ Certificate: Lender shall have received a certificate dated the Closing Date and signed by an officer of Borrower certifying that all of the conditions specified in this Section have been fulfilled (except for conditions specifically identified therein as having been waived by Lender).

4.6. Closing: Subject to the conditions of this Section, the Loans shall be made available on such date (the “Closing Date”) and at such time and location as may be mutually agreeable to the parties contemporaneously with the execution hereof (“Closing”).

4.7. Waiver of Rights: By completing the Closing hereunder, or by making Advances hereunder, Lender does not thereby waive a breach of any warranty or representation made by Borrower hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.

4.8. Conditions for Future Advances: The making of Advances under the Revolving Credit in any form following the Closing Date, and the making of any advance under the Term Loan, are each subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance reasonably satisfactory to Lender and its counsel) following the Closing Date:

a. This Agreement and each of the other Loan Documents shall be effective;

b. No event or condition shall have occurred or become known to Borrower, or would result from the making of any requested Advance or advance of the Term Loan, which could have a Material Adverse Effect;

c. No Default or Event of Default then exists or after giving effect to the making of the Advance (or if applicable, advance of the Term Loan) would exist;

d. Each Advance (or if applicable, advance of the Term Loan) is within and complies with the terms and conditions of this Agreement including, without limitation, the notice provisions contained in Sections 2.3 and 2.4 hereof;

e. No Lien (other than a Permitted Lien) has been imposed on Borrower; and

f. Each representation and warranty set forth in Section 5 and any other Loan Document in effect at such time (as amended or modified from time to time) is then true and correct in all material respects as if made on and as of such date except to the extent such representations and warranties are made only as of a specific earlier date.

SECTION V. REPRESENTATIONS AND WARRANTIES

To induce Lender to complete the Closing and make the initial Advances under the Revolving Credit and Loans to Borrower, each Borrower warrants and represents to Lender that:

5.1. Organization and Validity:

a. Each of AOC and Parent is a corporation, duly incorporated and validly existing under the laws of the State of Delaware. Borrower (i) has the appropriate power and authority to operate its business and to own its Property and (ii) is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each state where the nature and extent of its business requires qualification, except where the failure to so qualify does not and could not have a Material Adverse Effect.

b. The making and performance of this Agreement and the other Loan Documents will not violate any law, government rule or regulation, court or administrative order or other such order, or Borrower’s certificate of incorporation or bylaws, or violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which Borrower is a party, or by which Borrower is bound. No Borrower is in violation of any term of any agreement or instrument to which it is a party or by which it may be bound which violation has or could have a Material Adverse Effect, or of its certificate of incorporation or bylaws.

c. Borrower has all requisite power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement, and the other Loan Documents as applicable.

d. This Agreement, the Notes to be issued hereunder, and all of the other Loan Documents, when delivered, will be valid and binding upon Borrower, and enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

5.2. Places of Business: The only places of business of Borrower, and the places where Borrower keeps and intends to keep its Property, are at the addresses shown on Schedule “5.2” attached hereto and made a part hereof.

5.3. Pending Litigation: Other than as disclosed in writing by Borrower to the Lender prior to the Closing Date, there are no judgments or judicial or administrative orders or proceedings pending, or to the knowledge of Borrower, threatened in writing, against Borrower in any court or before any Governmental Authority. To the knowledge of Borrower, there are no investigations (civil or criminal) pending or threatened in writing against Borrower in any court or before any Governmental Authority. Borrower is not in default with respect to any order of any Governmental Authority. To the knowledge of Borrower, no shareholder or executive officer of Borrower has been indicted in connection with or convicted of engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any anti-racketeering or other conduct or activity which may result in the forfeiture of any property to any Governmental Authority.

5.4. Title to Properties: Borrower has good and marketable title in fee simple (or its equivalent under applicable law) to all the Property it purports to own, free from Liens and free from the claims of any other Person, except for Permitted Liens.

5.5. Governmental Consent: Neither the nature of Borrower or of its business or Property, nor any relationship between Borrower and any other Person, nor any circumstance affecting Borrower in connection with the issuance or delivery of this Agreement, the Notes or any other Loan Documents is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of Borrower.

5.6. Taxes: All material tax returns required to be filed by Borrower in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon Borrower, or upon any of its Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP and as to which no Lien has been entered. Borrower is not aware of any proposed additional tax assessment or tax to be assessed against or applicable to Borrower.

5.7. Financial Statements: The annual audited balance sheet of AOC as of December 31, 2015, and the related statements of profit and loss, owners’ equity and cash flow as of such date (complete copies of which have been delivered to Lender), and the internally-prepared balance sheet of AOC as of March 31, 2016 and the related statement of profit and loss and owners’ equity as of such date have been prepared in accordance with GAAP and present fairly the financial position of Borrower as of such dates and the results of its operations for such periods. The fiscal year for Borrower currently ends on December 31.

5.8. Full Disclosure: The financial statements referred to in Section 5.7 of this Agreement do not, nor does any other written statement of Borrower to Lender in connection with the negotiation of the Loans, contain any untrue statement of a material fact. Such statements do not omit a material fact, the omission of which would make the statements contained therein misleading. There is no fact known to Borrower which has not been disclosed in writing to Lender which has or could have a Material Adverse Effect.

5.9. Subsidiaries: Borrower does not have any Subsidiaries or Affiliates (other than another Borrower), except as shown on Schedule “5.9” attached hereto and made a part hereof.

5.10. Investments, Guarantees, Contracts, etc.:

a. Borrower does not own or hold equity or long term debt investments in, or have any outstanding advances to, any other Person. Borrower has not made a loan or advance to any holder of its Capital Stock except as disclosed in writing to Lender.

b. Borrower has not entered into any leases for real or personal Property (whether as landlord or tenant or lessor or lessee), except as communicated in writing by Borrower to Lender.

c. Borrower is not a party to any contract or agreement, or subject to any charter or other corporate restriction, which has or could reasonably be expected to have a Material Adverse Effect.

d. Except as otherwise specifically provided in this Agreement, Borrower has not agreed or consented to cause or permit any of its Property whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise), to a Lien not permitted by this Agreement.

5.11. Government Regulations, etc.:

a. The use of the proceeds of and Borrower’s issuance of the Notes will not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Borrower does not own or intend to carry or purchase any “margin stock” within the meaning of said Regulation U.

b. Borrower has obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its Property and for the conduct of its business.

c. As of the date hereof, no employee benefit plan (“Pension Plan”), as defined in Section 3(2) of ERISA maintained by Borrower or under which Borrower could have any liability under ERISA (i) has failed to meet the minimum funding standards established in Section 302 of ERISA, (ii) has failed to comply in a material respect with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder, (iii) has engaged in or been involved in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code which would subject Borrower to any material liability, or (iv) has been terminated if such termination would subject Borrower to any material liability. Borrower has not assumed, or received notice of a claim asserted against Borrower for, withdrawal liability (as defined in Section 4207 of ERISA) with respect to any multi-employer pension plan, and is not a member of any Controlled Group (as defined in ERISA). Borrower has timely made all contributions when due with respect to any multi-employer pension plan in which it participates and no event has occurred triggering a claim against Borrower for withdrawal liability with respect to any multi-employer pension plan in which Borrower participates.

d. Borrower is not in violation of or receipt of written notice that it is in violation of any applicable statute, regulation or ordinance of the United States of America, or of any applicable state, city, town, municipality, county or of any other jurisdiction, or of any agency, or department thereof, (including, without limitation, Environmental Laws or government procurement regulations), a violation of which causes or could cause a Material Adverse Effect.

e. Borrower is current with all reports and documents required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

5.12. Business Interruptions: Within five (5) years prior to the date hereof, none of the business, Property or operations of Borrower have been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America, or any state or local government, or any political subdivision or agency thereof, directed against Borrower. There are no pending or, to Borrower’s knowledge, threatened labor disputes, strikes, lockouts or similar occurrences or grievances affecting Borrower. No labor contract of Borrower is scheduled to expire prior to the Revolving Credit Maturity Date.

5.13. Names and Intellectual Property:

a. Within five (5) years prior to the Closing Date, Borrower has not conducted business under or used any other name (whether corporate or assumed).

b. Borrower is not in violation of any rights of any other Person with respect to trademarks, service marks, patents or copyrights which Borrower uses.

c. (i) Borrower does not require any copyrights, patents, trademarks or other intellectual property, or any license(s) to use any patents, trademarks or other intellectual property in order to provide services to its customers in the ordinary course of business; and (ii) Lender will not require any copyrights, patents, trademarks or other intellectual property or any licenses to use the same in order to provide such services after the occurrence of an Event of Default.

5.14. Other Associations: Borrower is not engaged and has no interest in any joint venture or partnership with any other Person except as communicated in writing to Lender.

5.15. Environmental Matters:

a. To the best of Borrower’s knowledge after due inquiry, no Property presently owned, leased or operated by Borrower contains, or has previously contained, any Hazardous Substances in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law.

b. To the best of Borrower’s knowledge after due inquiry, Borrower is in compliance, and, for the duration of all applicable statutes of limitations periods, has been in compliance with all applicable Environmental Laws, and there is no contamination at, under or about any properties presently owned, leased, or operated by Borrower or violation of any Environmental Law with respect to such properties which could reasonably be expected to interfere with any of their continued operations or reasonably be expected to impair the fair saleable value thereof.

c. Borrower has not received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance assessment with Environmental Laws and Borrower has no knowledge that any such notice will be received or is being threatened.

d. Hazardous Substances have not been transported or disposed of in a manner or to a location which are reasonably likely to give rise to liability of Borrower under any Environmental Law.

e. No judicial proceeding or governmental or administrative action is pending, or to the knowledge of Borrower, threatened under any Environmental Law to which Borrower is, or to Borrower’s knowledge will be, named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding, the implementation of which is reasonably likely to have a Material Adverse Effect on any natural resources or on Borrower’s business, financial condition, Property or prospects under any Environmental Law.

5.16. Regulation O: No director, executive officer, or principal shareholder of Borrower is a director, executive officer or principal shareholder of Lender. For the purposes hereof the terms “director” “executive officer” and “principal shareholder” (when used with reference to Lender), have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

5.17. Capital Stock: The authorized and outstanding Capital Stock of each Borrower and the owner thereof, is as shown on Schedule 5.17 attached hereto. All of the Capital Stock of Borrower has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all Governmental Authorities governing the sale and delivery of securities. Except for the rights and obligations shown on Schedule 5.17, there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which Borrower or any of the shareholders of Borrower is bound relating to the issuance, transfer, voting or redemption of shares or interests of its Capital Stock or any pre-emptive rights held by any Person with respect to the shares or interests of Capital Stock of Borrower. Except as shown on Schedule 5.17, Borrower has not issued any securities convertible into or exchangeable for shares or interests of its Capital Stock or any options, warrants or other rights to acquire such shares or interests or securities convertible into or exchangeable for such shares or interests.

5.18. Solvency: After giving effect to the transactions contemplated under this Agreement, Borrower is solvent, is able to pay its debts as they become due, and has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay Borrower’s debts. Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

5.19. Perfection and Priority: This Agreement and the other Loan Documents are effective to create in favor of Lender legal, valid and enforceable Liens in all right, title and interest of Borrower in the Collateral, and when financing statements have been filed with the

Secretary of State of the State of Delaware under each Borrower’s name, Borrower will have granted to Lender, and Lender will have perfected first priority Liens in the Collateral that may be perfected by the filing of a financing statement, superior in right to any and all other Liens, existing or future.

5.20. Commercial Tort Claims: As of the Closing Date, Borrower is not a party to any Commercial Tort Claims.

5.21. Letter of Credit Rights: As of the Closing Date, Borrower has no Letter of Credit Rights.

5.22. Deposit Accounts: All Deposit Accounts of Borrower have been identified in writing by Borrower to Lender.

5.23. Anti-Terrorism Laws:

a. General. Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

b. Executive Order No. 13224: Borrower and each Affiliate of Borrower, and to Borrower’s knowledge, each of their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is not any of the following (each a “Blocked Person”):

i. a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

ii. a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

iii. a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

iv. a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

v. a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

vi. a Person who is affiliated with a Person listed above.

5.24. Debarment: No event has occurred and no condition exists that may result in the debarment or suspension of any Borrower or any Subsidiary from any Government Contracts, and any Borrower, any Subsidiary nor any Affiliate been subject to any such debarment or suspension.

5.25. Government Contracts: As of the Closing Date, with respect to each Prime Government Contract, Borrower has provided to Lender such Prime Government Contract’s (a) contract number, (b) project number, (c) agency name and address, (d) period of performance, (e) name, address and telephone number of the contracting officer and (f) name, address and telephone number of the disbursing officer. Each Prime Government Contract has not been assigned to any Person (other than an assignment that has been terminated). Each Prime Government Contract is not subject to any right of setoff by any other party to the contract.

SECTION VI. BORROWER’S AFFIRMATIVE COVENANTS

Borrower covenants that until all of the Obligations are paid and satisfied in full and the Revolving Credit has been terminated, that:

6.1. Payment of Taxes and Claims: Borrower shall pay, before they become delinquent, all obligations, taxes, assessments and governmental charges, or levies imposed upon it, or upon Borrower’s Property, and all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons, entitled to the benefit of statutory or common law Liens which, in any case, if unpaid, would result in the imposition of a Lien upon its Property; provided however, that Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof, shall at the time, be contested in good faith and by appropriate proceedings by Borrower, and if Borrower shall have set aside on its books adequate reserves in respect thereof, if so required in accordance with GAAP; which deferment of payment is permissible so long as no Lien other than a Permitted Lien has been entered and Borrower’s title to, and its right to use, its Property are not materially adversely affected thereby.

6.2. Maintenance of Properties and Corporate Existence:

a. Property - Borrower shall maintain its Property in good condition (normal wear and tear excepted), make all necessary renewals, replacements, additions, betterments and improvements thereto and will pay and discharge when due the cost of repairs and maintenance to its Property, and will pay all rentals when due for all real estate leased by Borrower.

b. Property Insurance, Public and Products Liability Insurance - Borrower shall maintain insurance (i) on all insurable tangible Property against fire, flood, casualty and such other hazards (including, without limitation, extended coverage, workmen’s compensation, boiler and machinery, with inflation coverage by endorsement) and (ii) against public liability, product liability and business interruption, in each case in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as Borrower. At or prior to Closing, Borrower shall furnish Lender with duplicate original policies of insurance or such other evidence of insurance as Lender may require, and any certificates of insurance shall be issued on Acord Form-27. In the event Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Lender may do so for Borrower, but Borrower shall continue to be liable for the same.

The policies of all such casualty insurance shall contain standard Lender’s Loss Payable Clauses (and, with respect to liability and interruption insurance, additional insured clauses) issued in favor of Lender under which all losses thereunder shall be paid to Lender as Lender’s interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Lender and shall insure Lender notwithstanding the act or neglect of Borrower. Borrower hereby appoints Lender as Borrower’s attorney-in-fact, exercisable at Lender’s option to endorse any check which may be payable to Borrower in order to collect the proceeds of such insurance and any amount or amounts collected by Lender pursuant to the provisions of this Section may be applied by Lender, in its sole discretion, to any Obligations or to repair, reconstruct or replace the loss of or damage to Collateral as Lender in its discretion may from time to time determine. Borrower further covenants that all insurance premiums owing under its current policies have been paid. Borrower shall notify Lender, immediately, upon Borrower’s receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

c. Financial Records - Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrower shall not change its fiscal-year end date without the prior written consent of Lender.

d. Corporate Existence and Rights - Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its existence, good standing, rights and franchises.

6.3. Compliance with Laws: Borrower shall be in compliance in all material respects with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it is subject, whether federal, state or local, (including, without limitation, Environmental Laws and government procurement regulations) and shall obtain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses. Borrower shall timely satisfy all assessments, fines, costs and penalties imposed (after exhaustion of all appeals, provided a stay has been put in effect during such appeal) by any Governmental Authority against Borrower or any Property of Borrower. Neither Borrower nor any Subsidiary shall take any action that would result in the debarment or suspension of any Borrower or any Subsidiary from contracting with the Government.

6.4. Business Conducted: Borrower shall continue in the business presently operated by it using its best efforts to maintain its customers and goodwill. Borrower shall not engage, directly or indirectly, in any material respect in any line of business substantially different from the businesses conducted by Borrower immediately prior to the Closing Date; provided that subject to the terms of Section 7.2, Parent may acquire one or more Subsidiaries providing various services to companies in the government contracting industry, including but not limited to accounting and financial support services, human resources services and employee benefit services, and Parent may make investments in government contracting entities in accordance with the Parent’s Securities and Exchange Commission Regulation A filing of record as of the Closing Date.

6.5. Litigation: Borrower shall give prompt notice to Lender of any litigation claiming in excess of One Hundred Fifty Thousand Dollars ($150,000) from Borrower, or which may otherwise have a Material Adverse Effect.

6.6. Issue Taxes: Borrower shall pay all taxes (other than taxes based upon or measured by any Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of the Notes and the recording of any lien documents. The obligations of Borrower hereunder shall survive the payment of Borrower’s Obligations hereunder and the termination of this Agreement.

6.7. Bank Accounts: Borrowers shall maintain their primary depository and disbursement account(s), and the treasury management relationship, with Lender. Parent will use the Lender’s cash management services and deposit accounts with respect to equity funds raised by Parent outside of the ordinary course of operations.

6.8. Employee Benefit Plans: Borrower shall (a) fund all of its Pension Plan(s) in a manner that will satisfy the minimum funding standards of Section 302 of ERISA, (b) furnish Lender, promptly upon Lender’s request, with copies of all reports or other statements filed with the United States Department of Labor, the PBGC or the IRS with respect to all Pension Plan(s), or which Borrower, or any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Pension Plan(s), and (c) promptly advise Lender of the occurrence of any reportable event (as defined in Section 4043 of ERISA, other than a reportable event for which the thirty (30) day notice requirement has been waived by the PBGC) or prohibited transaction (under Section 406 of ERISA or Section 4975 of the Internal Revenue Code) with respect to any such Pension Plan(s) and the action which Borrower proposes to take with respect thereto. Borrower will make all contributions when due with respect to any multi-employer pension plan in which it participates and will promptly advise Lender upon (x) its receipt of notice of the assertion against Borrower of a claim for withdrawal liability, (y) the occurrence of any event which, to the best of Borrower’s knowledge, would trigger the assertion of a claim for withdrawal liability against Borrower, and (z) upon the occurrence of any event which, to the best of Borrower’s knowledge, would place Borrower in a Controlled Group as a result of which any member (including Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

6.9. Financial Covenants: Borrower shall maintain and comply with the following financial covenants:

a. Tangible Capital Funds - Borrower shall maintain Tangible Capital Funds of not less than the Minimum Compliance Level, measured quarterly as of the end of each quarter.

b. Leverage Ratio - Borrower shall maintain a Leverage Ratio of not more than 3.0 to 1.0, measured quarterly as of the end of each quarter.

6.10. Financial and Business Information: Borrower shall deliver or cause to be delivered to Lender the following:

a. Financial Statements and Collateral Reports: such data, reports, statements and information, financial or otherwise, as Lender may reasonably request, including, without limitation:

i. within fifty (50) days after the end of each calendar quarter, the consolidated and consolidating (if applicable) income and cash flow statements of Borrower and its Subsidiaries for the expired portion of the fiscal year ending with the end of such quarter, and the consolidated and consolidating (if applicable) balance sheet of Borrower and its Subsidiaries as at the end of such quarter, all in reasonable detail and certified by Parent’s president or chief financial officer to have been prepared from the books and records of Borrower;

ii. no later than May 31 of each fiscal year of Borrower, the consolidated and consolidating (if applicable) income and cash flow statements of Borrower and its Subsidiaries (or with respect to the fiscal year ending December 31, 2015, only AOC) for the prior year, and the consolidated and consolidating (if applicable) balance sheet of Borrower and its Subsidiaries (or with respect to the fiscal year ending December 31, 2015, only AOC) as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited by an independent public accounting firm reasonably acceptable to Lender, and unqualifiedly certified to have been prepared in accordance with GAAP, and with respect to fiscal years ending after December 31, 2015, such independent public accountants shall also unqualifiedly certify that, in making the examinations necessary to their certification mentioned above, they have reviewed the terms of this Agreement and the accounts and conditions of Borrower during the accounting period covered by the certificate and whether such review did or did not disclose the existence of any condition or event which constitutes a Default or an Event of Default (and if such conditions or events existed, describing them) together with copies of any management letters provided by such accountants to management of Borrower;

iii. on a monthly basis within fifteen (15) days of each month-end, a borrowing base certificate for Borrower in a form reasonably acceptable to Lender, setting forth in detail all of Borrower’s Accounts and Eligible Accounts, calculating the Borrowing Base as of each month end and providing such other information as is reasonably requested by Lender (“Borrowing Certificate”), together with (x) an accounts receivable aging report, and (y) an accounts payable aging report, each in a form reasonably acceptable to Lender as of each month end; and

iv. no later than March 31 of each fiscal year, Borrower’s annual consolidated financial statements projections for such fiscal year.

b. Notice of Event of Default - promptly upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrower is taking (and proposes to take) with respect thereto;

c. Notice of Claimed Default - promptly upon receipt by Borrower, notice of default, oral or written, given to Borrower by any creditor for Indebtedness for borrowed money, otherwise holding long term Indebtedness of Borrower in excess of One Hundred Fifty Thousand Dollars ($150,000);

d. Securities and Other Reports - if Borrower shall be required to file reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by Borrower to stockholders generally, and, a copy of each regular or periodic report, and any registration statement, or prospectus in respect thereof, filed by Borrower with any securities exchange or with federal securities and exchange commissions or any successor agency; and

e. Updated Projections – no later than August 15, 2016, revised consolidated financial statement projections of Borrower for the fiscal year ending December 31, 2016.

6.11. Officers’ Certificates: Along with the set of financial statements delivered to Lender at the end of each fiscal quarter pursuant to Section 6.10(a)(i) hereof and the annual financial statements delivered pursuant to Section 6.10(a)(ii) hereof, Borrower shall deliver to Lender a certificate (“Compliance Certificate”) (in the form of Exhibit “A” attached hereto and made part hereof) from the chief financial officer, chief executive officer, or president of Borrower (and as to certificates accompanying the annual financial statements of Borrower, also certified by Borrower’s independent certified public accountant) setting forth:

a. Event of Default - that the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his/her supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or an Event of Default or, if any such condition or event exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

b. Covenant Compliance - the information (including detailed calculations) required in order to establish that Borrower is in compliance with the requirements of Section 6.9 of this Agreement, as of the end of the period covered by the financial statements delivered.

6.12. Audits and Inspection: Borrower shall permit any of Lender’s officers or other representatives to visit and inspect upon reasonable notice during business hours any of the locations of Borrower (provided that, while an Event of Default exists, Lender may make such visits and inspections at any time without prior notice) to examine and audit all of Borrower’s books of account, records (including System for Award Management, if applicable), reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants all at Borrower’s expense, plus Lender’s reasonable out-of-pocket expenses (all of which amounts shall be Expenses); provided, however, that unless an Event of Default has occurred and is continuing, only two field exams of Borrower shall be conducted by Lender in any calendar year and the Borrower shall not be liable for the costs and expenses of more than one such field exam during any calendar year. If a Default or Event of Default has not occurred and is continuing,

Lender will work in good faith with Borrower to minimize the costs of such exams and Lender will share with Borrower the cost proposals for any exams received from Lender’s accounting firm vendors. The cost the field exam of AOC performed in July, 2016 shall not exceed $3,500.

6.13. Tax Returns, Financial Statements and Other Reports: With respect to each calendar year, Borrower shall furnish, or shall cause to be furnished, to Lender copies of the state and federal income tax return of each Borrower of such calendar year; provided that if the due date for any such tax return is extended, such return shall be furnished within thirty (30) days of filing such return with the applicable governmental agency. Borrower further agrees that, if requested by Lender, it shall promptly furnish Lender with copies of all reports filed with any federal, state or local Governmental Authority.

6.14. Information to Participant: Lender may divulge to any participant, assignee or co-lender or prospective participant, assignee or co-lender it may obtain in the Revolving Credit or Term Loan or any portion thereof, all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents.

6.15. Material Adverse Developments: Borrower agrees that immediately upon becoming aware of any development or other information outside the ordinary course of business and excluding matters of a general economic, financial or political nature which would reasonably be expected to have a Material Adverse Effect it shall give to Lender telephonic notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Lender on the same day such verbal communication is made or the next Business Day thereafter.

6.16. Places of Business: Borrower shall give thirty (30) days prior written notice to Lender of any changes in the location of any of its respective places of business, of the places where records concerning its Accounts or where its Inventory are kept, or the establishment of any new, or the discontinuance of any existing place of business; provided that Borrower may not establish any place of business outside of the United States.

6.17. Commercial Tort Claims: Borrower will immediately notify Lender in writing in the event that Borrower becomes a party to or obtains any rights with respect to any Commercial Tort Claim. Such notification shall include information sufficient to describe such Commercial Tort Claim, including, but not limited to, the parties to the claim, the court in which the claim was commenced, the docket number assigned to such claim, if any, and a detailed explanation of the events that gave rise to the claim. Borrower shall execute and deliver to Lender all documents and/or agreements necessary to grant Lender a security interest in such Commercial Tort Claim to secure the Obligations. Borrower authorizes Lender to file (without Borrower’s signature) initial financing statements or amendments, as Lender deems necessary to perfect its security interest in the Commercial Tort Claim.

6.18. Letter of Credit Rights: Borrower shall provide Lender with written notice of any Letters of Credit for which Borrower is the beneficiary. Borrower shall execute and deliver (or cause to be executed or delivered) to Lender, all documents and agreements as Lender may require in order to obtain and perfect its security interest in such Letter of Credit Rights.

6.19. Government Contract Notices: Borrower shall furnish to the Lender notice within three (3) Business Days of (a) the institution by the Governmental Authority of any investigation of or claim against the Borrower or any Subsidiary, (b) any final decision of a contracting officer disallowing costs aggregating more than One Hundred Thousand Dollars ($100,000) with respect to a Government Contract, (c) the results of any audit of its Government Contracts, (d) any Governmental Authority setting off amounts due to Borrower under a Government Contract for claims due to a Governmental Authority that are not related to such Government Contract, and (e) any material modifications to, or any termination of, any material contract or agreement relating to any Eligible Accounts. Borrower shall promptly furnish to the Lender copies of any reports from auditors of Government Contracts.

6.20. Contract Assignments: If a Default or Event of Default shall occur and be continuing, Borrower and each Subsidiary shall execute and deliver to the Lender such assignments and acknowledgments as Lender shall request with respect to any Borrower’s contracts to provide for receivable payments to be made by Account Debtors directly to the Lender, and the Borrower and each Subsidiary shall direct all automated clearing house and other electronic payments with respect to the accounts receivable to be made to the Lender. Assignments of Prime Government Contracts shall be subject to and conform to the requirements of the Assignment of Claims Act.

6.21. New Subsidiaries: Each direct or indirect Subsidiary of the Parent shall become a Borrower or Guarantor within twenty (20) days of the creation or acquisition such Subsidiary, and shall satisfy all of the following conditions within such twenty (20) day period (except for the requirement of Section 6.21(g), which may be satisfied within forty five (45) days of the creation or acquisition such Subsidiary):

a. The Subsidiary shall execute and deliver to the Lender a Guaranty Agreement or joinder to this Agreement, all in form and substance reasonably acceptable to Lender.

b. All legal matters incident to such Subsidiary becoming a Borrower shall be satisfactory to counsel for the Lender, and the Subsidiary shall execute and deliver to the Lender such additional documents and certificates relating to the Loans as the Lender may reasonably request.

c. The Subsidiary shall grant to Lender a security interest in all of the Collateral (determined as if such Subsidiary was a Borrower), and financing statements in form and substance satisfactory to the Lender shall have been properly filed in each office where necessary to perfect the security interest of the Lender in such assets of the Subsidiary, termination statements shall have been filed with respect to any other financing statements covering all or any portion of such assets (except with respect to Permitted Liens), all taxes and fees with respect to such recording and filing shall have been paid by such Subsidiary and the Lender shall have received such lien searches or reports as it shall require confirming that the foregoing filings and recordings have been completed.

d. The Subsidiary shall have delivered the following documents to the Lender, each of which shall be certified as of the date on which it is to become a Borrower or

Guarantor, by its secretary or representative performing similar functions: (1) copies of evidence of all actions taken by the Subsidiary to authorize the execution and delivery of the Loan Documents to which it will be a party; (2) copies of the articles or certificate of incorporation and bylaws (or comparable organizational documents) of the Subsidiary; and (3) a certificate as to the incumbency and signatures of the officers executing the Loan Documents to which the Subsidiary is a party.

e. The Lender shall have received a certificate of good standing and qualification (or similar instrument) issued by the appropriate state official of the state of formation of the Subsidiary, dated within 30 days of the date of the applicable Loan Documents.

f. If the Subsidiary is to become a Borrower, the Lender shall have received a listing and aging of Accounts, a listing of accounts payable of the Subsidiary, a report setting forth the status of all contracts relating to its Eligible Accounts and such other financial information of such Subsidiary as may be requested by the Lender from time to time, all of which shall be of a current date and shall be in form and substance satisfactory to the Lender.

g. If the Subsidiary is to become a Borrower, if required by the Lender, the Lender shall have received a satisfactory field examination of the Collateral and internal control systems of the Subsidiary performed by a consultant selected by the Lender, and the Borrowers shall have reimbursed the Lender for the cost of such consultant.

SECTION VII. BORROWER’S NEGATIVE COVENANTS:

Borrower covenants that until all of the Obligations are paid and satisfied in full and the Revolving Credit has been terminated, that:

7.1. Merger, Consolidation, Dissolution or Liquidation:

a. Borrower shall not engage in any Asset Sale other than equipment that is replaced by other equipment of comparable or superior quality and value within ninety (90) days of such Asset Sale.

b. Borrower shall not merge or consolidate with any other Person if a Default or Event of Default exits or would result after giving effect to such transaction on a pro forma basis, or commence a dissolution or liquidation.

7.2. Acquisitions: Borrower shall not acquire all or a material portion of the Capital Stock or assets of any Person in any transaction or in any series of related transactions if a Default or Event of Default exits or would result after giving effect to such transaction on a pro forma basis, or enter into any sale and leaseback transaction.

7.3. Liens and Encumbrances: Borrower shall not: (i) execute a negative pledge agreement with any Person covering any of its Property, or (ii) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), its Property (including, without limitation, the Collateral), whether now owned or hereafter acquired, to be subject to a Lien or be subject to any claim except for Permitted Liens.

7.4. Transactions With Affiliates or Subsidiaries:

a. Borrower shall not enter into any transaction with any Subsidiary or other Affiliate, including, without limitation, the purchase, sale, or exchange of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary unless: (i) the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm’s length transactions with any Person not an Affiliate or a Subsidiary, and so long as such transaction is not prohibited hereunder; (ii) such transaction is intended for incidental administrative purposes; or (iii) the transaction is the Berrigan Loan.

b. Borrower shall not create or acquire any Subsidiary unless such Subsidiary becomes (i) a Borrower hereunder or (ii) a Guarantor pursuant to a Guaranty Agreement, in each case pursuant to documentation reasonable acceptable to Lender and executed promptly by such Subsidiary (but in each case no later than twenty (20) days after the creation or acquisition of such Subsidiary).

7.5. Guarantees: Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, Borrower shall not become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future Indebtedness of any kind of any Person.

7.6. Distributions, Bonuses and Other Indebtedness: Borrower shall not: (a) declare or pay or make any form of Distribution to holders of Borrower’s Capital Stock if an Event of Default has occurred and is continuing or would result from the payment hereof (provided that (i) Parent can pay dividends to its holders of preferred stock if (x) such dividends are required by the terms of the certificate of incorporation of Parent and (y) such dividends are permitted by applicable law and (ii) a Borrower may pay dividends to another Borrower); (b) declare or pay any bonus compensation to its officers, if an Event of Default exists or if a breach of a financial covenant would result from the payment thereof; (c) hereafter incur or become liable for any Indebtedness other than Permitted Indebtedness; (d) make any prepayments on any existing or future Indebtedness (other than the Obligations); or (e) make any payments on Subordinated Debt in violation of the Subordination provisions applicable thereto.

7.7. Loans and Investments: Borrower shall not make or have outstanding loans, advances, extensions of credit or capital contributions to, or investments in, any Person other than Permitted Investments.

7.8. Use of Lenders’ Name: Borrower shall not use Lender’s name in connection with any of its business operations. Nothing herein contained is intended to permit or authorize Borrower to make any contract on behalf of Lender.

7.9. Miscellaneous Covenants:

a. Borrower shall not become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs Borrower’s ability to perform under this Agreement, or under any other instrument, agreement or document to which Borrower is a party or by which it is or may be bound.

b. Borrower shall not carry or purchase any “margin stock” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

c. No Borrower may change its name without the prior written consent of Lender, which consent shall not be unreasonably withheld.

7.10. Jurisdiction of Organization: If a Registered Organization, Borrower shall not change its jurisdiction of organization without the prior written consent of Lender, which consent shall not be unreasonably withheld.

SECTION VIII. DEFAULT

8.1. Events of Default: Each of the following events shall constitute an event of default (“Event of Default”):

a. Payments - if Borrower fails to make any payment of principal or interest, including any Overadvance, under the Obligations on the date such payment is due and payable; or

b. Other Charges - if Borrower fails to pay any other charges, fees, Expenses or other monetary obligations owing to Lender arising out of or incurred in connection with this Agreement on the date such payment is due and payable; or

c. Particular Covenant Defaults - if Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Agreement and (other than with respect to the covenants contained in Sections 6.2(b), 6.8, 6.9, 6.10, 6.11 and VII for which no cure period shall exist), such failure continues for fifteen (15) days after the occurrence thereof; or

d. Financial Information - if any statement, report, financial statement, or certificate made or delivered by Borrower or any of its officers, employees or agents, to Lender is not true and correct, in all material respects, when made; or

e. Uninsured Loss - if there shall occur any uninsured damage to or loss, theft, or destruction in excess of One Hundred Thousand Dollars ($100,000) in the aggregate with respect to any portion of any Property of Borrower; or

f. Warranties or Representations - if any warranty, representation or other statement by or on behalf of Borrower contained in or pursuant to this Agreement, the other Loan Documents or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or

g. Agreements with Others - (i) if Borrower shall default beyond any grace period in the payment of principal or interest of any Indebtedness of Borrower in excess of One

Hundred Fifty Thousand Dollars ($150,000) in the aggregate; or (ii) if Borrower otherwise defaults under the terms of any such Indebtedness if the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of Borrower’s obligations, which are the subject thereof, prior to the maturity date or prior to the regularly scheduled date of payment;

h. Other Agreements with Lender - if Borrower breaches or violates the terms of, or if a default (and expiration of any applicable cure period), or an Event of Default, occurs under, any Interest Hedging Instrument or any other existing or future agreement (related or unrelated) (including, without limitation, the other Loan Documents) between Borrower and Lender; or

i. Judgments - if any final judgment for the payment of money in excess of One Hundred Fifty Thousand Dollars ($150,000) in the aggregate (i) which is not fully and unconditionally covered by insurance or (ii) for which Borrower has not established a cash or cash equivalent reserve in the full amount of such judgment, shall be rendered by a court of record against Borrower and such judgment shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or bonded pending appeal; or

j. Assignment for Benefit of Creditors, etc. - if Borrower makes or proposes in writing, an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Borrower; or

k. Bankruptcy, Dissolution, etc. - upon the commencement of any action for the dissolution or liquidation of Borrower, or the commencement of any proceeding to avoid any transaction entered into by Borrower, or the commencement of any case or proceeding for reorganization or liquidation of Borrower’s debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower; provided however, that Borrower shall have sixty (60) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such sixty (60) day period, Lender shall not be obligated to make Advances hereunder and Lender may seek adequate protection in any bankruptcy proceeding; or

l. Receiver - upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for Borrower or for Borrower’s Property; or

m. Execution Process, etc. - the issuance of any execution or distraint process against any Property of Borrower; or

n. Termination of Business - if Borrower ceases any material portion of its business operations as presently conducted; or

o. Pension Benefits, etc. - if Borrower fails to comply with ERISA so that proceedings are commenced to appoint a trustee under ERISA to administer Borrower’s employee plans or the PBGC institutes proceedings to appoint a trustee to administer such plan(s), or a Lien is entered to secure any deficiency or claim or a “reportable event” as defined under ERISA occurs; or

p. Investigations - any indication or evidence received by Lender that reasonably leads it to believe Borrower may have directly or indirectly been engaged in any type of activity which, would be reasonably likely to result in the forfeiture of any material property of Borrower to any governmental entity, federal, state or local; or

q. Change of Control - if there shall occur a Change of Control; or

r. Guaranty Agreement - if any breach or default occurs under any Guaranty Agreement, if any individual Guarantor dies, or if any Guaranty Agreement, or any obligation to perform under such agreement, is terminated;

s. Liens - if any Lien in favor of Lender shall cease to be valid, enforceable and perfected and prior to all other Liens other than Permitted Liens or if Borrower or any Governmental Authority shall assert any of the foregoing; or

t. Material Adverse Effect – if there is any change in Borrower’s financial condition which, in Lender’s reasonable opinion, has or would be reasonably likely to have a Material Adverse Effect; or

u. Debarment, etc. – if Borrower or any Subsidiary shall be debarred or suspended from any contracting with any Governmental Authority; or if a notice of debarment or notice of suspension shall have been issued to Borrower or any Subsidiary; or if a notice of termination for default or the actual termination for default of any Government Contract, shall have been issued to or received by Borrower or any Subsidiary; or

v. Setoff of Government Contract - if any Governmental Authority exercises a setoff (or gives notice of its intent to exercise a setoff) against amounts due to Borrower under a Government Contract for claims of a Governmental Authority; or

w. Other Loan Documents - if any other Person (other than Lender) party to a Loan Document, breaches or violates any term, provision or condition of such Loan Document.

8.2. Cure: Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure of any Event of Default hereunder.

8.3. Rights and Remedies on Default:

a. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of a Default or an Event of Default, Lender may, in its discretion, withhold or cease making Advances under the Revolving Credit or modify the terms of the Borrowing Base.

b. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default Lender may, in its discretion, terminate the

Revolving Credit and declare the Obligations (other than any Obligations arising under an Interest Hedging Instrument) immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Sections 8.1(j),(k) or (l) shall automatically cause an acceleration of the Obligations (other than any Obligations arising under an Interest Hedging Instrument)).

c. In addition to all other rights, options and remedies granted or available to Lender, under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), upon or at any time after the occurrence and during the continuance of an Event of Default, Borrower shall be obligated to deliver and pledge to Lender, cash collateral in the amount of all outstanding Letters of Credit.

d. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the acceleration of the Obligations following the occurrence of an Event of Default (other than the rights with respect to clause (iv) below which Lender may exercise at any time after an Event of Default and regardless of whether there is an acceleration), Lender may, in its discretion, exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

i. The right to take possession of, send notices regarding and collect directly the Collateral, with or without judicial process (including without limitation the right to notify the United States postal authorities to redirect mail addressed to Borrower to an address designated by Lender); or

ii. By its own means or with judicial assistance, enter Borrower’s premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (e) below, without any liability for rent, storage, utilities or other sums, and Borrower shall not resist or interfere with such action; or

iii. Require Borrower at Borrower’s expense to assemble all or any part of the Collateral (other than real estate or fixtures) and make it available to Lender at any place designated by Lender; or

iv. The right to reduce or modify the Borrowing Base or to modify the terms and conditions upon which Lender may be willing to consider making Advances under the Revolving Credit or to take additional reserves against the Revolving Credit; or

v. The right to enjoin any violation of Section 7.1, it being agreed that Lender’s remedies at law are inadequate.

e. Borrower hereby agrees that a notice received by it at least ten (10) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable inventory or Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral, after the occurrence of an Event of Default hereunder. Lender shall have no obligation to clean up or prepare the Collateral for sale. If Lender sells any of the Collateral upon credit, Borrower will only be credited with payments actually made by the purchaser thereof, that are received by Lender. Lender may, in connection with any sale of the Collateral specifically disclaim any warranties of title or the like.

8.4. Nature of Remedies: All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower, at any time, under any agreement, with any available remedy and in any order.

8.5. Set-Off:

a. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), upon or at any time after the occurrence and during the continuance of an Event of Default, Lender (and any participant) shall have and be deemed to have, without notice to Borrower, the immediate right of set-off against any bank account of Borrower with Lender, or of Borrower with any other Bank Affiliate or subsidiary or Affiliate of any participant and may apply the funds or amount thus set-off against any of Borrower’s Obligations hereunder.

b. If any bank account of Borrower with Lender, any other Bank Affiliate or any participant is attached or otherwise liened or levied upon by any third party, Lender (and such participant) shall have and be deemed to have, without notice to Borrower, the immediate right of set-off and may apply the funds or amount thus set-off against any of Borrower’s Obligations hereunder.

SECTION IX. MISCELLANEOUS

9.1. Governing Law: THIS AGREEMENT, AND ALL MATERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE COMMONWEALTH OF VIRGINIA THE PROVISIONS OF THIS AGREEMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

9.2. Integrated Agreement: The Note, the other Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender’s rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control. This Agreement and all of the other associated Loan Documents represent the final agreement between the parties on the subject matter thereof and may not be contradicted by evidence of prior agreements of the parties whether in writing or oral, none of which, to whatever extent they might exist, survive the execution of this Agreement.

9.3. Waiver: No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any Default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.

9.4. Indemnity:

a. Borrower releases and shall indemnify, defend and hold harmless Lender and its respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of Borrower under, pursuant or related to this Agreement and the other Loan Documents, (ii) Borrower’s breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, (iii) Borrower’s failure to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees, (including without limitation Environmental Laws, etc.), and (iv) any claim by any other creditor of Borrower against Lender arising out of any transaction whether hereunder or in any way related to the Loan Documents and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting solely from acts or conduct of Lender constituting willful misconduct or gross negligence.

b. Promptly after receipt by an indemnified party under subsection (a) above of notice of the commencement of any action by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof. The omission so to notify the indemnifying party shall relieve the indemnifying party from any liability which it may have to any indemnified party under such subsection only if the indemnifying party is unable to defend such actions as a result of such failure to so notify. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnified party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

9.5. Time: Whenever Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Borrower’s performance under all provisions of this Agreement and all related agreements and documents.

9.6. Expenses of Lender: At Closing and from time to time thereafter, Borrower will pay upon demand of Lender all reasonable costs, fees and expenses of Lender in connection with (i) the analysis, negotiation, preparation, execution, administration, delivery and termination of this Agreement, and other Loan Documents and the documents and instruments referred to herein and therein, and any amendment, amendment and restatement, supplement, waiver or consent relating hereto or thereto, whether or not any such amendment, amendment and restatement, supplement, waiver or consent is executed or becomes effective, search costs, the reasonable fees, expenses and disbursements of counsel for Lender, any fees or expenses incurred by Lender under Section 6.12 for which Borrower is obligated thereunder, and reasonable charges of any expert consultant to Lender, (ii) the enforcement of Lender’s rights hereunder, or the collection of any payments owing from, Borrower under this Agreement and/or the other Loan Documents or the protection, preservation or defense of the rights of Lender hereunder and under the other Loan Documents, and (iii) any refinancing or restructuring of the credit arrangements provided under this Agreement and other Loan Documents in the nature of a “work-out” or of any insolvency or bankruptcy proceedings, or otherwise (including the reasonable fees and disbursements of counsel for Lender and, with respect to clauses (ii) and (iii), reasonable allocated costs of internal counsel) (collectively, the “Expenses”).

9.7. Brokerage: This transaction was brought about and entered into by Lender and Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Borrower represents that it has not committed Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder or agent or other person, Borrower hereby indemnifies, defends and saves such party harmless against such claim and further will defend, with counsel satisfactory to Lender, any action or actions to recover on such claim, at Borrower’s own cost and expense, including such party’s reasonable counsel fees. Borrower further agrees that until any such claim or demand is adjudicated in such party’s favor, the amount demanded shall be deemed an Obligation of Borrower under this Agreement.

9.8. Notices:

a. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person to the person listed below or if sent by telecopy or by nationally recognized overnight courier, as follows, unless such address is changed by written notice hereunder:

If to Lender to:	Sandy Spring Bank
9910 Main Street
Fairfax, Virginia 22031
Attention: Frank Merendino
Telecopy No.: 703-319-7912

With copies to:	Holland & Knight LLP
1600 Tysons Boulevard, Suite 700
McLean, Virginia 22102
Attention: David Matuszewski, Esq.
Telecopy No.: 703-720-8610

If to any Borrower to:	KeyStone Solutions, Inc.
14420 Albemarle Point Place, Suite 200
Chantilly, Virginia 20151
Attn: CFO
Telecopy No.: 703-953-3877

With copies to:	Crowell & Moring LLP
1001 Pennsylvania Avenue NW
Washington, DC 20004
Attention: Morris DeFeo, Esq.
Telecopy No.: 202-624-2925

b. Any notice sent by Lender, or Borrower by any of the above methods shall be deemed to be given when so received.

c. Lender shall be fully entitled to rely upon any telecopy transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

9.9. Headings: The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

9.10. Survival: All warranties, representations, and covenants made by Borrower herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Notes regardless of any investigation made by Lender or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrower hereunder. Except as otherwise expressly provided herein, all covenants made by Borrower hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full. All indemnification obligations under this Agreement, including under Sections 2.2, 9.4 and 9.7, shall survive the termination of this Agreement and payment of the Obligations.

9.11. Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the parties hereto and the successors and assigns of each of the parties. Borrower may not transfer, assign or delegate any of its duties or obligations hereunder. Borrower acknowledges and agrees that Lender may at any time, and from time to time, (a) sell participating interests in the Loans, and Lender’s rights hereunder to other financial institutions, and (b) sell, transfer, or assign the Loans and Lender’s rights hereunder, to any one or more additional banks or financial institutions, subject (as to Lender’s rights under this clause (b)) to Borrower’s written consent, which consent shall not be unreasonably withheld; provided that, no consent under this clause (b) shall be required if an Event of Default exists at the time of such sale, transfer or assignment.

9.12. Duplicate Originals; Counterparts: Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, pdf and in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same agreement. Each party hereby agrees to be bound by such party’s facsimile or pdf signature.

9.13. Modification: No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower and Lender.

9.14. Signatories: Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

9.15. Third Parties: No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower’s duty of performance, including, without limitation, Borrower’s duties under any account or contract with any other Person.

9.16. Discharge of Taxes, Borrower’s Obligations, Etc.: Lender, in its sole discretion, shall have the right at any time, and from time to time, with at least ten (10) days prior notice to Borrower if Borrower fails to do so, to: (a) pay for the performance of any of Borrower’s obligations hereunder, and (b) discharge taxes or Liens, at any time levied or placed on Borrower’s Property in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefor in accordance with GAAP. Expenses and advances shall be added to the Revolving Credit, and bear interest at the rate applicable to the Revolving Credit, until reimbursed to Lender. Such payments and advances made by Lender shall not be construed as a waiver by Lender of a Default or Event of Default under this Agreement.

9.17. Withholding and Other Tax Liabilities: Lender shall have the right to refuse to make any Advances from time to time unless Borrower shall, at Lender’s request, have given to Lender evidence, reasonably satisfactory to Lender, that Borrower has properly deposited or paid, as required by law, all withholding taxes and all federal, state, city, county or other taxes due up to and including the date of the requested Advance. Copies of deposit slips showing payment shall constitute satisfactory evidence for such purpose. In the event that any Lien, assessment or tax liability against Borrower shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, Lender shall have the right (but shall not be obligated, nor shall Lender hereby assume the duty) to pay any such Lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that Lender shall not pay any such tax, assessment or Lien if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by Borrower. In order to pay any such Lien, assessment or tax liability, Lender shall not be obliged to wait until such lien, assessment or tax liability is filed before taking such action as hereinabove set forth. Any sum or sums which Lender shall have paid for the discharge of any such Lien shall be added to the Revolving Credit and shall be paid by Borrower to Lender with interest thereon at the rate applicable to the Revolving Credit, upon demand, and Lender shall be subrogated to all rights of such taxing authority against Borrower.

9.18. Consent to Jurisdiction: Borrower and Lender each hereby irrevocably consent to the non-exclusive jurisdiction of the Courts of the Commonwealth of Virginia or the United States District Court for the Eastern District of Virginia in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking. Borrower waives any objection which Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens. Borrower irrevocably agrees to service of process by certified mail, return receipt requested to the address of the appropriate party set forth herein.

9.19. Additional Documentation: Borrower shall execute and/or re-execute, and cause any Guarantor or other Person party to any Loan Document, to execute and/or re-execute and to deliver to Lender or Lender’s counsel, as may be deemed appropriate, any document or instrument signed in connection with this Agreement which was incorrectly drafted and/or signed, as well as any document or instrument which should have been signed at or prior to the Closing, but which was not so signed and delivered. Borrower agrees to comply with any written request by Lender within ten (10) days after receipt by Borrower of such request.

9.20. Waiver of Jury Trial: BORROWER AND LENDER EACH HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS.

9.21. Consequential Damages: Neither Lender nor agent or attorney of Lender, shall be liable for any consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

9.22. Patriot Act Notice: Lender is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-36) (signed into law October 26, 2001) (the “Act”) and hereby notifies the Borrower that pursuant to the requirements of the Act. It is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Lender to identify the Borrower in accordance with the Act.

9.23. Keepwell: Borrower hereby absolutely and unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Borrower and Guarantor (if any) to honor all of its obligations under any guaranty in respect of any Hedging Obligations (provided that the obligations of each Borrower hereunder shall be up to the maximum amount of such liability that can be incurred without rendering its obligations hereunder or otherwise voidable under applicable law relating to fraudulent conveyance or fraudulent transfer and not for any greater amount). The Borrower intends that this Section 9.23 constitute, and this Section 9.23 shall be deemed to constitute a “keepwell, support or other agreement” for the benefit of each Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act and all regulations thereunder.

[SIGNATURES TO FOLLOW ON SEPARATE PAGE]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement effective as of the day and year first above written.

KEYSTONE SOLUTIONS, INC.

By:	/s/ James McCarthy
James McCarthy
Chairman

AOC KEY SOLUTIONS, INC.

By:	/s/ Gregory McCarthy
Gregory McCarthy
Chief Executive Officer

SANDY SPRING BANK

By:	/s/ Frank Merendino
Frank Merendino
Senior Vice President

STATE OF	VA	)
		)	ss.
COUNTY OF	Fairfax	)

On this 5 day of August, 2016, before me personally came James McCarthy, to me known, who, being by me duly sworn, did depose and say that he is the Chairman of KeyStone Solutions, Inc., the corporation described in and which executed the foregoing agreement; and that he signed his name thereto on behalf of such corporation.

/s/ Carla Nixon
Notary Public

STATE OF	VA	)
		)	ss.
COUNTY OF	Fairfax	)

On this 8 day of August, 2016, before me personally came Gregory McCarthy, to me known, who, being by me duly sworn, did depose and say that he is the Chief Executive Officer of AOC Key Solutions, Inc., the corporation described in and which executed the foregoing agreement; and that he signed his name thereto on behalf of such corporation.

/s/ Carla Nixon
Notary Public

(Signature Page to Loan and Security Agreement)

EXHIBIT “A”

COMPLIANCE CERTIFICATE

COVENANT COMPLIANCE CERTIFICATE

Sandy Spring Bank, 9910 Main Street Fairfax, VA 22031

The undersigned, an officer of KeyStone Solutions, Inc. and AOC Key Solutions, Inc. (“Borrower”), gives this certificate to Sandy Spring Bank (“Lender”), in accordance with the requirements as outlined in the Loan and Security Agreement dated August     , 2016, by and among Borrower and Lender (as amended, restated or otherwise modified from time to time, “Loan Agreement”). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

Based upon my review of the consolidated balance sheets and statements of income of Borrower, for the fiscal period ending             , 20    , copies of which are attached hereto, I hereby certify that:

	Actual Amount	Required Amount
Minimum Tangible Capital Funds Tangible Capital Funds is the sum of total assets minus total liabilities minus the sum of all intangible assets, all accounts receivables and notes receivables due from affiliates, directors, equityholders and officers, plus Subordinated Debt.	$	> $	1,000,000

Leverage Ratio			< 3:0:1

IN WITNESS WHEREOF, the Borrower has executed and delivered this certificate, this      day of             ,     .

KeyStone Solutions, Inc.	AOC Key Solutions, Inc.

By:	By:
Name:	Name:
Title:	Title:

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EXHIBIT “B”

FORM OF TERM LOAN NOTE

IMPORTANT NOTICE: THIS INSTRUMENT CONTAINS A CONFESSION OF JUDGMENT PROVISION WHICH CONSTITUTES A WAIVER OF IMPORTANT RIGHTS YOU MAY HAVE AS A BORROWER/DEBTOR AND ALLOWS THE LENDER/CREDITOR TO OBTAIN A JUDGMENT AGAINST YOU WITHOUT ANY FURTHER NOTICE.

TERM LOAN NOTE

[$100,000]	, 201

FOR VALUE RECEIVED and intending to be legally bound, the undersigned, KEYSTONE SOLUTIONS, INC., a Delaware corporation (“Parent”) and AOC KEY SOLUTIONS, INC., a Delaware corporation (“AOC”; together with Parent, individually and collectively, “Borrower”), jointly and severally promise to pay, in lawful money of the United States of America, to the order of SANDY SPRING BANK (“Lender”), at the address set forth in Section 9.8 of the Loan Agreement, the maximum aggregate principal sum of [One Hundred Thousand Dollars ($100,000)] or such lesser sum which represents the principal balance outstanding under the Term Loan established pursuant to the provisions of that certain Loan and Security Agreement dated as of August     , 2016, among Borrower and Lender (as may be supplemented, restated, superseded, amended or replaced from time to time, “Loan Agreement”). The outstanding principal balance hereunder shall be payable in accordance with the terms of the Loan Agreement. All capitalized terms used herein without further definition shall have the respective meanings ascribed thereto in the Loan Agreement.

Borrower further agrees to pay interest on the outstanding principal balance hereunder from time to time at the per annum rates set forth in the Loan Agreement. Interest shall be calculated on the basis of a year of 360 days but charged for the actual number of days elapsed, and shall be due and payable as set forth in the Loan Agreement.

This Term Loan Note (“Note”) is that certain Term Loan Note referred to in the Loan Agreement.

If an Event of Default occurs and is continuing under the Loan Agreement, the unpaid principal balance of this Note along with all accrued and unpaid interest and unpaid Expenses shall become, or may be declared, immediately due and payable as provided in the Loan Agreement. The obligations evidenced by this Note are secured by the Collateral.

1

This Note may be prepaid only in accordance with the terms and conditions of the Loan Agreement.

Borrower hereby waives protest, demand, notice of nonpayment and all other notices in connection with the delivery, acceptance, performance or enforcement of this Note.

This Note shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Virginia. The provisions of this Note are to be deemed severable and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions of this Note which shall continue in full force and effect. No modification hereof shall be binding or enforceable against Lender unless approved in writing by Lender.

BORROWER (AND LENDER BY ITS ACCEPTANCE HEREOF) HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED HEREUNDER OR UNDER THE LOAN DOCUMENTS.

UPON THE FAILURE TO PAY ANY AMOUNT WHEN DUE UNDER THIS TERM LOAN NOTE, OR UPON ANY DEFAULT UNDER ANY OTHER LOAN DOCUMENT, BORROWER AUTHORIZES THE CLERK OF ANY COURT AND ANY ATTORNEY ADMITTED TO PRACTICE BEFORE ANY COURT OF RECORD IN THE UNITED STATES, ON BEHALF OF BORROWER, TO THEN CONFESS JUDGMENT AGAINST BORROWER IN FAVOR OF THE LENDER IN THE FULL AMOUNT DUE ON THIS TERM LOAN NOTE PLUS ATTORNEYS’ FEES OF FIFTEEN PERCENT (15%) OF THE AMOUNT DUE ON THIS TERM LOAN NOTE, OR SUCH LESSER MAXIMUM AMOUNT AS MAY BE PERMITTED UNDER APPLICABLE LAW (PROVIDED, HOWEVER, THAT IF ACTUAL ATTORNEYS’ FEES EXCEED THIS AMOUNT, BY REASON OF JUDGMENT BEING CONTESTED OR OTHERWISE, THE LENDER MAY RECOVER ALL SUCH FEES ACTUALLY INCURRED). FOR THE PURPOSE OF ALLOWING THE LENDER TO FILE A CONFESSION OF JUDGMENT IN THE COMMONWEALTH OF VIRGINIA, BORROWER HEREBY DULY CONSTITUTES AND APPOINTS EACH OF DAVID MATUSZEWSKI AND BRANDON ELLEDGE ITS TRUE AND LAWFUL ATTORNEY-IN-FACT, TO CONFESS JUDGMENT AGAINST IT IN THE CIRCUIT COURT FOR FAIRFAX COUNTY, VIRGINIA OR FOR ANY OTHER COUNTY OR CITY OF THE COMMONWEALTH OF VIRGINIA, OR IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA AND/OR IN ANY OTHER COURT OF RECORD IN THE COMMONWEALTH OF VIRGINIA, AND BORROWER FURTHER CONSENTS TO THE JURISDICTION OF AND WAIVES ANY OBJECTION TO IMPROPER VENUE AND/OR FORUM NON CONVENIENS WITH RESPECT TO SUCH COURT(S). BORROWER WAIVES ALL ERRORS, DEFECTS AND IMPERFECTIONS IN THE ENTRY OF

2

JUDGMENT AS AFORESAID OR IN ANY PROCEEDING PURSUANT THERETO AND THE BENEFIT OF ANY AND EVERY STATUTE, ORDINANCE OR RULE OF COURT WHICH MAY BE LAWFULLY WAIVED CONFERRING UPON BORROWER ANY RIGHT OR PRIVILEGE OF EXEMPTION, STAY OF EXECUTION, OR SUPPLEMENTARY PROCEEDINGS, OR OTHER RELIEF FROM THE ENFORCEMENT OR IMMEDIATE ENFORCEMENT OF A JUDGMENT OR RELATED PROCEEDINGS ON A JUDGMENT. THE AUTHORITY AND POWER TO APPEAR FOR AND TO ENTER JUDGMENT AGAINST BORROWER SHALL NOT BE EXTINGUISHED BY ANY JUDGMENT ENTERED PURSUANT THERETO; SUCH AUTHORITY AND POWER MAY BE EXERCISED ON ONE OR MORE OCCASIONS FROM TIME TO TIME, IN THE SAME OR DIFFERENT COURTS OR JURISDICTIONS, AS OFTEN AS THE LENDER SHALL DEEM NECESSARY OR ADVISABLE UNTIL ALL SUMS DUE UNDER THIS TERM LOAN NOTE HAVE BEEN PAID IN FULL.

[SIGNATURES TO FOLLOW ON SEPARATE PAGE]

3

IN WITNESS WHEREOF, and intending to be legally bound hereby, Borrower has executed these presents the day and year first above written.

KEYSTONE SOLUTIONS, INC.

By:
Name:
Title:

AOC KEY SOLUTIONS, INC.

By:
Name:
Title: